Exhibit 10.8

Execution Version

AMENDED AND RESTATED

asset purchase agreement

by and between

PROJECT CRUSH ACQUISITION CORP LLC,

WINC, INC., WINC LOST POET, LLC,

and

BWSC, LLC

dated as of

December 21, 2022

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE		1
1.1	Purchase and Sale of the Transferred Assets	1
1.2	Assumption/Rejection of Certain Contracts	7

ARTICLE II BANKRUPTCY COURT APPROVAL AND OTHER MATTERS		9
2.1	Stalking Horse Bidder and Sale Process	9
2.2	Bankruptcy Court Matters	9
2.3	Entry of Order Approving Sale	10
2.4	Certain Bankruptcy Undertakings by Sellers	11
2.5	Break-Up Fee and Expense Reimbursement	11

ARTICLE III INSTRUMENTS OF TRANSFER AND ASSUMPTION		12
3.1	Transfer Documents	12

ARTICLE IV CONSIDERATION; ALLOCATION		12
4.1	Consideration	12
4.2	Allocation	12
4.3	No Good Faith Deposit	12

ARTICLE V CLOSING		13
5.1	Closing Date	13

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLERS		13
6.1	Organization, Qualification and Authority	13
6.2	Authorization, Execution and Delivery of Agreement and Transaction Documents	13
6.3	Title to and Condition of Assets	13
6.4	Legal Proceedings	14
6.5	Real Property	14
6.6	No Violation of Laws or Agreements	15
6.7	Employee Benefits; ERISA Matters; Employees and Independent Contractors	15
6.8	Financial Statements	15
6.9	Absence of Certain Changes	16
6.10	Contracts and Other Obligations	18
6.11	Customers; Suppliers	18
6.12	Intellectual Property; Privacy	19
6.13	Labor Matters	21
6.14	Environmental Matters	22
6.15	Compliance with Laws	22
6.16	Prepaid Expenses; Deferred Revenue	23
6.17	Brokers	23
6.18	Permits	23
6.19	Inventory; Products	23
6.20	Insurance	24
6.21	Taxes; Tax Returns	24

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6.22	No Other Representations	24

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF BUYER		25
7.1	Organization, Qualification and Authority	25
7.2	Authorization, Execution and Delivery of Agreement and Transaction Documents	25
7.3	Brokers	25
7.4	No Violation of Laws or Agreements	25
7.5	Funding	25
7.6	Adequate Assurance	25
7.7	“As Is” Transaction	25

ARTICLE VIII COVENANTS AND AGREEMENTS		26
8.1	Conduct of Business	26
8.2	Mutual Covenants	28
8.3	Notification of Certain Matters	29
8.4	Access to Information	29
8.5	Public Announcement	29
8.6	Taxes	29
8.7	Employees	30
8.8	Post-Closing Access; Transition Services	32
8.9	Confidentiality	32
8.10	No Survival of Representations and Warranties	32
8.11	Communications and Activities with Customers and Suppliers	32
8.12	Treatment of Contracts	32
8.13	Transfer of Acquired Assets	33
8.14	Further Transfers; Wrongfully Transferred or Retained Assets and Liabilities	33

ARTICLE IX CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		33
9.1	Accuracy of Representations and Warranties	33
9.2	Performance of this Agreement	34
9.3	No Material Adverse Effect	34
9.4	Officer’s Certificate	34
9.5	Transfer, Assignment and Assumption Documents	34
9.6	Bankruptcy Matters	34
9.7	Winning Bidder	34
9.8	No Injunctions, Orders or Restraints; Illegality	34
9.9	Approvals	34
9.10	Financing	34
9.11	Accrued Compensation and Benefits	34
9.12	Books and Records	34
9.13	IRS Form W-9	34
9.14	Transition Services Agreement	35

ARTICLE X CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE		35
10.1	Accuracy of Representations and Warranties; Performance of this Agreement	35

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10.2	Performance of this Agreement	35
10.3	Officer’s Certificate	35
10.4	Transfer, Assignment and Assumption Documents	35
10.5	No Injunctions, Orders or Restraints; Illegality	35
10.6	Bankruptcy Matters	35
10.7	Winning Bidder	35
10.8	Transition Services Agreement	35

ARTICLE XI TERMINATION		36
11.1	Termination	36
11.2	Effect of Termination	36

ARTICLE XII MISCELLANEOUS		37
12.1	Notices	37
12.2	Expenses	38
12.3	Governing Law	38
12.4	Assignment	38
12.5	Successors and Assigns	38
12.6	Amendments; Waivers	38
12.7	Entire Agreement	39
12.8	Counterparts	39
12.9	Severability	39
12.10	Section Headings	39
12.11	Interpretation	39
12.12	Third Parties	39
12.13	Specific Performance	39
12.14	[Intentionally Omitted]	39
12.15	Definitions	39

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AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2022 by and between Project Crush Acquisition Corp LLC, a Delaware limited liability company (“Buyer”), Winc, Inc., a Delaware corporation (“Winc”), BWSC, LLC, a Delaware limited liability company (“BWSC”), and Winc Lost Poet, LLC, a Delaware limited liability company (“Lost Poet”, and together with Winc and BWSC, each a “Seller” and, collectively, “Sellers”). Capitalized terms used but not defined in the context in which they are used shall have the meaning assigned to such terms in Section 12.15.

WHEREAS, on November 30, 2022 (the “Petition Date”), each Seller filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and the cases arising under each such petition, collectively, the “Voluntary Bankruptcy Cases”);

WHEREAS, the Sellers are engaged, among other things, in the business of producing, marketing and selling alcoholic and non-alcoholic beverage products and related merchandise available for purchase through wholesale and direct-to-consumer channels, including through subscription agreements with consumers (the “Business”);

WHEREAS, the parties hereto previously entered into that certain Asset Purchase Agreement (the “Original APA”), dated as of December 7, 2022 (the “Original APA Date”), pursuant to which Buyer agreed to purchase and acquire from the Sellers and the Sellers agreed to sell, transfer, convey, assign and deliver to Buyer, in accordance with Sections 363, 365, and the other applicable provisions of the Bankruptcy Code, all of the Transferred Assets, free and clear of all Liens, together with the Assumed Liabilities of Sellers, upon the terms and subject to the conditions set forth therein (collectively with the transactions contemplated therein and the other Transaction Documents, the “Transaction”);

WHEREAS, the Transferred Assets will be sold pursuant to the Sale Order under Sections 363 and 365 of the Bankruptcy Code;

WHEREAS, the obligations of the Sellers under this Agreement are conditioned upon the approval of the Bankruptcy Court in accordance with Article II; and

WHEREAS, the Parties have agreed to amend and restate the Original APA in its entirety to set forth their mutual agreements with respect to the Transactions as more fully described and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties, and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1           Purchase and Sale of the Transferred Assets.

(a)           Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 1.1(b), at the Closing or such later time as is agreed in writing by the Parties hereto, the Sellers agree to sell, transfer, convey, assign and deliver to Buyer (or its designee, which Buyer shall specify in the applicable Bill of Sale(s), Trademark Assignment Agreement(s) or Assignment and Assumption Agreement(s)), and Buyer (or its designee) shall purchase, acquire and accept from the Sellers, all of the Sellers’ rights, title and interest of every kind and nature in, to and under all of the Sellers’ properties and assets, real, personal or mixed, tangible and intangible, wherever located and whether or not carried or reflected on the books and records of Sellers that are now, or at the time of Closing will be, used or held for use in and otherwise related to the conduct of the Business as currently conducted by the Sellers, other than the Excluded Assets (collectively, the “Transferred Assets”), free and clear of all Liens to the maximum extent permitted by Section 363 of the Bankruptcy Code and as provided in the Sale Order. Without limiting the foregoing, the Transferred Assets shall include all of the Sellers’ right, title and interest, if any, of every kind and nature in, to and under the following:

(i)          all accounts receivable of the Sellers derived from the operations of or otherwise related to the Business;

(ii)          all inventories of any kind and nature, including all Raw Materials Inventory, Finished Goods Inventory, work-in-process of any type (including semi-finished goods), consigned goods, and merchandise (collectively, the “Inventory”) of the Sellers, including Inventory owned by the Sellers but which remains in the possession or control of a third party or which is undelivered or in transit, inventory located at a distribution center and other Inventories to which the Sellers have title that are in the possession of the Sellers or any third party and used or held for use in connection with the Business;

(iii)        all tangible personal property of every kind, including supplies, equipment, vehicles, furniture (including couches, tables, chairs, storage equipment, rolling racks and other similar items), fixtures, furnishings, computers, computer equipment, tablets, telephones, telephone systems, networking hardware (including routers and switches), televisions and other audio/video equipment, appliances, information technology infrastructure, office supplies, production supplies, spare parts, shipping and packaging materials, office and warehouse equipment and apparatuses, machinery, tools and any other tangible personal property owned by the Sellers (including any of the foregoing property that is subject to a lease, but only to the extent that Buyer assumes such lease as an Assumed Contract) (together with the Inventory, the “Tangible Personal Property”) and any warranty or claims associated therewith;

(iv)        subject to Section 1.2, all Contracts and Leases of the Sellers set forth on Section 1.1(a)(iv) of the Disclosure Schedule (the “Assumed Contracts”), which Section 1.1(a)(iv) of the Disclosure Schedule may be updated by Buyer pursuant to Section 1.2;

(v)         all Permits transferable to Buyer pursuant to their terms and in accordance with applicable Laws, including those that are transferable and set forth on Section 6.18 of the Disclosure Schedule;

(vi)        all Seller-Owned Intellectual Property whether or not used, held for use in, or otherwise related to the Business and to the extent transferable all other Licensed Intellectual Property used in the Business, including (i) all Registered Intellectual Property, (ii) other unregistered Intellectual Property Rights of the Sellers embodied by or associated with any assets listed or described in this Section 1.1(a), and (iii) the right to sue for, collect and recover damages, profits and any other remedy in connection therewith, for past, present of future infringement, dilution, misuse, breach, default, misappropriation or other violation related to any of the foregoing assets;

(vii)       to the extent transferable, all rights of the Sellers under or pursuant to the license agreements, sublicense agreements, Contracts or other arrangements with licensors, including all current statements of work and amendments thereto, that are related to the Business, including the Licensed Intellectual Property;

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(viii)      to the extent transferable, all rights and interests of the Sellers (but not their respective obligations) in, to and under any confidentiality, non-solicitation, non-competition or invention assignment agreements with any former or current employees of any Seller and other parties in favor of any Seller to the extent relating to the Business or the Transferred Assets (or any portion thereof);

(ix)         all of the Sellers’ right, title and interest in and to (i) any registrations to the social media accounts of the Sellers, including those listed on Section 1.1(a)(ix)(i) of the Disclosure Schedules, to the extent transferrable (ii) any Domain Names of the Sellers, including those listed on Section 1.1(a)(ix)(ii) of the Disclosure Schedules, (iii) any websites and web pages of the Sellers, and all content thereof or associated therewith, including located at or under the Domain Names described in the foregoing clause (ii) (collectively, the “Websites”), including, without limitation, (A) web pages, support files and related information and data associated with the Websites; (B) any and all Software, text, graphics, HTML or similar code, applets, scripts, programs, databases, source code, object code, templates, forms, image maps, documentation, audio files, video files, log files or customer data associated with or used with respect to the Websites; (C) all content that has appeared in any past or present editions of the Websites, whether archived on the Websites or otherwise; (D) all e-mail databases, and (E) the operation of the Websites, the foregoing Website materials and business ideas associated with the Business, (iv) any e-mail addresses, telephone, fax and pager numbers owned, used or held for use by any Seller in connection with the Business, and (v) all training, marketing and other client or customer-facing material prepared by, for or in connection with the Business;

(x)       all books and records relating to the Transferred Assets or the Business, including customer, subscriber or client lists, historical customer or subscriber data, vendor files, equipment or inventory logs, operating guides and manuals, creative materials, financial and accounting records, personnel files for Transferred Employees and any other similar files, documentation and other records relating to the Transferred Assets or the Business (the “Transferred Books and Records”); provided, however, that the Sellers shall have the right to reasonable access to such books and records acquired by Buyer in order to administer their bankruptcy estates and to wind down the affairs of each Seller;

(xi)       to the extent transferable, all claims, indemnities, warranties, guarantees, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent) related to the Transferred Assets or the Business (other than those constituting the Excluded Assets) and all rights in favor of the Sellers or their predecessors under any other Contracts related to the Business as it relates to the Transferred Assets;

(xii)        all deposits and prepayments held by third parties pursuant to any Assumed Contract;

(xiii)       all claims, and proceeds thereof, arising under any insurance policies relating to the Business, and all credits, premium refunds, proceeds, causes of action or rights thereunder, except for any proceeds, defense costs and expenses payable under the D&O Policy to Employees, directors or officers of any Seller;

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(xiv)      all claims and actions of the Sellers arising under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code (“Avoidance Claims”), against vendors or suppliers of the Sellers that (A) provide goods or services to the Sellers in the Ordinary Course of Business and (B) will continue to do business with Buyer or its Affiliates following the Closing, as more particularly set forth on Section 1.1(a)(xiv) of the Disclosure Schedule (the “Transferred Chapter 5 Claims”), which Section 1.1(a)(xiv) of the Disclosure Schedule may be updated by Buyer on or before the day on which the Bidding Procedures Order is entered; and

(xv)       other than any Excluded Assets, all other assets, properties or rights of every kind and description of the Sellers, wherever located, whether real, personal or mixed, tangible or intangible, including all goodwill of the Sellers as a going concern and all other intangible property of the Sellers, in each case, relating to, used in or held for use in connection with the Business.

In accordance with Section 1.2(b), Buyer may, in its sole discretion and by written notice to the Sellers, designate any of the Transferred Assets as additional Excluded Assets, which notice shall set forth in reasonable detail the Transferred Assets so designated. Buyer acknowledges and agrees that there shall be no reduction in the Purchase Price if it elects to designate any Transferred Assets as Excluded Assets pursuant to the operation of this paragraph. Notwithstanding any other provision hereof to the contrary, the Liabilities of the Sellers under or related to any Transferred Asset designated as an Excluded Asset pursuant to this paragraph will constitute Excluded Liabilities.

(b)          Excluded Assets. Notwithstanding anything to the contrary herein, the following assets and properties of, or in the possession of, the Sellers (collectively, the “Excluded Assets”) shall be retained by the Sellers and shall be excluded from the Transferred Assets prior to the Closing:

(i)          the Closing Cash Consideration;

(ii)         all cash and cash equivalents of the Sellers;

(iii)      any Permits or Intellectual Property that are not transferable pursuant to their terms and in accordance with applicable Laws;

(iv)      all Contracts and Leases that are not Assumed Contracts including, without limitation, the Contracts and Leases set forth on Section 1.1(b)(iv) of the Disclosure Schedule (the “Excluded Contracts”) (and all deposits thereto), which Section 1.1(b)(iv) of the Disclosure Schedule may be updated by Buyer pursuant to Section 1.2;

(v)       all claims under Chapter 5 of the Bankruptcy Code, including, without limitation, Avoidance Claims, other than the Transferred Chapter 5 Claims;

(vi)      other than the Transferred Books and Records, any of the following books and records: corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Sellers, all employee-related or employee benefit-related files or records (other than personnel files of the Transferred Employees) and any other books and records that the Sellers are prohibited from disclosing or transferring to Buyer under applicable Law or are required by applicable Law to retain;

(vii)       all insurance policies of the Sellers and all rights to applicable claims and proceeds thereunder;

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(viii)      all Tax refunds of the Sellers or any Affiliates of the Sellers for Taxes paid by the Sellers (or one of their Affiliates);

(ix)         all equity securities or other ownership interests of, owned or held by the Sellers (or any of their Subsidiaries or Affiliates) and any Contracts entered into in connection with the sale or ownership of such equity securities or other ownership interests;

(x)          any adequate assurance deposit under Section 366 of the Bankruptcy Code;

(xi)       all deposits made in respect of professional fee retainers but solely to the extent such deposit is used to satisfy allowed professional or advisory fees or expenses of professionals or advisors retained under Section 327 or Section 363 of the Bankruptcy Code;

(xii)      all interests of the Sellers arising under the Transaction Documents, and under any other agreement between the Sellers and Buyer entered into in connection with this Agreement or the Transactions;

(xiii)       all Employee Plans;

(xiv)     (A) all records and reports prepared or received by the Sellers or any of their Affiliates in connection with the Transactions contemplated by this Agreement, including all analyses relating to the Transactions contemplated by this Agreement, or Buyer so prepared and received, (B) all bids and expressions of interest received from third parties with respect thereto, with respect to or related to the transactions contemplated thereby and (C) all privileged communications between the Sellers and any of their advisors or representatives; and

(xv)       any other assets, properties and rights set forth on Section 1.1(b)(xv) of the Disclosure Schedule.

(c)          Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 1.1(d), as partial consideration for the Transferred Assets, Buyer shall, effective at the time of the Closing, assume and thereafter pay, discharge and perform in accordance with their terms, the Assumed Liabilities. “Assumed Liabilities” shall mean solely the following liabilities:

(i)        all Liabilities arising following the Closing from or relating to the operation or conduct of the Business by Buyer or the Transferred Assets, or the ownership, use or operation of the Transferred Assets, on or after the Closing, including all Liabilities that arise under the Assumed Contracts to the extent such Liabilities arise following Closing;

(ii)       all Liabilities arising in respect of the employment or termination of any Transferred Employee relating to or arising from any event or events that occur solely after the Closing Date;

(iii)      all Cure Costs required in connection with the assumption and assignment of any Assumed Contracts;

(iv)      all Liabilities outstanding on the Closing Date arising from or relating to any accrued paid time off of warehouse or other hourly Transferred Employees and commissions payable in the Ordinary Course of Business and pursuant to Sellers’ Employee Plans as of Original APA Date in respect of Transferred Employees; and

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(v)         all Gift Card Obligations and Subscription Obligations.

(d)          Excluded Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume or be bound by or be obligated or responsible for any duties, responsibilities, commitments, expenses, obligations or other Liabilities of the Sellers or relating to the Business or the Transferred Assets (or which may be asserted against or imposed upon Buyer as a successor or transferee of the Sellers, as an acquirer of the Transferred Assets or as a matter of Law) of any kind or nature, fixed or contingent, known or unknown, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”) and, without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(i)          all Liabilities for Excluded Taxes;

(ii)         all Liabilities of any Seller under any Contract or otherwise to the extent arising, accruing or relating to periods prior to the Closing (except with respect to Cure Costs);

(iii)        all Liabilities of any Seller relating to and arising from the Sellers’ operation of the Business or the Transferred Assets prior to the Closing (except with respect to Cure Costs);

(iv)        all Liabilities of any Seller arising out of or resulting from its compliance or noncompliance with any Law or breach or default under any Contract;

(v)         all Liabilities of any Seller arising out of or related to any Legal Proceeding against it and that was asserted on or prior to, or that relates to any time prior to, the Closing Date;

(vi)        all Liabilities and obligations relating to any Environmental Laws and all other Liabilities relating to any Laws in connection with any environmental, health or safety matters based on facts arising or existing during the Sellers’ operation of the Business prior to the Closing Date;

(vii)       except for any Liabilities payable pursuant to any Transition Services Agreement pursuant to Section 8.8, all Liabilities with respect to any costs and expenses (including all legal, accounting, financial advisory, valuation, investment banking and other third party advisory or consulting fees and expenses) incurred by or on behalf of any Seller or its Affiliates in connection with any Voluntary Bankruptcy Case or the Transactions;

(viii)      all Liabilities relating to any claims for infringement, dilution, misappropriation or any other violation of any third Person’s Intellectual Property Rights arising from the Sellers’ operation of the Business, or ownership or use of the Transferred Assets or Excluded Assets, prior to the Closing Date, including all actions or claims in respect of any violation of any Intellectual Property Rights, whether arising under a Contract or otherwise;

(ix)     except as provided in Section 1.1(c)(iv), all Liabilities of any Seller related to any current or former Employee, Transferred Employee, Non-Transferred Employee, Seller Retained Service Provider, applicant for employment, independent contractor, consultant or other individual service provider of the Sellers, including, but not limited to, all Liabilities of the Sellers under the WARN Act or any other similar applicable Law, all Liabilities of the Sellers with respect to Employee Plans and all liabilities thereunder, accrued and unpaid wages, accrued and unused vacation, sick days and personal days, any severance pay or benefits, Liabilities arising under any incentive or bonus plan or arrangement of Seller, and any and all other Pre-Closing Compensation and Benefits Liabilities, along with the employer’s share of any payroll or other Taxes applicable to all such Liabilities incurred through the Closing Date (other than, for the avoidance of doubt, Liabilities of Buyer related to the Transferred Employees arising solely on or after the later of the Closing and the date such Transferred Employee becomes employed by Buyer);

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(x)          all Liabilities of any Seller for indebtedness for borrowed money;

(xi)         all escheatment Liabilities of any Seller, including those related to any Gift Cards or Subscriptions Obligations of any Seller under any federal or state Law or otherwise, whenever arising and whether currently owed or pending;

(xii)        any Liability to the extent relating to any Excluded Asset or that is not an Assumed Liability; and

(xiii)       any Liability not expressly assumed by Buyer in this Agreement.

(e)          Tax Withholding. Except as otherwise provided in the Sale Order, Buyer and its Affiliates and agents shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Law and shall be provided any necessary Tax forms, including IRS Form W-9 or applicable IRS Form W-8 and any similar Tax information. All such withheld amounts shall be treated as delivered to the Sellers hereunder; provided, however, that Buyer shall use commercially reasonable efforts to notify the Sellers at least two Business Days prior to Closing of any intent to withhold any such Taxes on Purchase Price payable to the Sellers.

1.2           Assumption/Rejection of Certain Contracts.

(a)          Assumption and Assignment of Executory Contracts. Section 1.2(a) of the Disclosure Schedule sets forth a list of all executory Contracts (including all Leases with respect to Leased Real Property) to which, to the Knowledge of the Sellers, one or more Sellers are party or to which any of their assets are bound and which relate to, are used in or are held for use in connection with the Business. From time to time, and as requested by Buyer at least two days prior to the Closing, Sellers shall update Section 1.2(a) of the Disclosure Schedule. The Sellers shall provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to any executory Contracts or unexpired leases that are Assumed Contracts and take all other actions necessary or otherwise required to cause such Contracts to be assumed by and assigned to Buyer or any other Person designated by Buyer pursuant to Section 365 of the Bankruptcy Code to the extent that such Contracts are Assumed Contracts as of the Closing (including (x) serving on all non-Seller counterparties to all of their Contracts a notice specifically stating that the Sellers are or may be seeking the assumption and assignment of such Contract(s) and of the deadline for objecting to the Cure Costs or any other aspect of the proposing assumption and assignment of their Contracts to Buyer and (y) taking, as promptly as practicable, all other actions reasonably requested by Buyer to facilitate any negotiations with the counterparties to such Assumed Contracts and to obtain an order, including a finding that the proposed assumption and assignment of the Assumed Contracts to Buyer satisfies all applicable requirements of Section 365 of the Bankruptcy Code). The Sale Order shall provide that as of and conditioned on the occurrence of the Closing, the Sellers shall assign or cause to be assigned to Buyer or a Person designated by Buyer, as applicable, the Assumed Contracts, each of which shall be identified by the name or appropriate description and date of the Assumed Contract (if available), the other party to the Assumed Contract and the address of such party for notice purposes, a notice filed in connection with the motion for approval of the Sale Order or a separate motion for authority to assume and assign such Assumed Contracts. Such exhibit shall also set forth the Sellers’ good faith estimate of the amounts necessary to cure any defaults under each of the Assumed Contracts as determined by the Sellers based on the Sellers’ books and records or as otherwise determined by the Bankruptcy Court. At the Closing and subject to the last paragraph of Section 1.1(a) and Section 1.2(b), the Sellers shall, pursuant to the Sale Order (and, if applicable, the Bill of Sale(s)), assume and assign to Buyer or a Person designated by Buyer (the consideration for which is included in the Consideration), all Assumed Contracts that may be assigned by any Seller to Buyer or a Person designated by Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code. The Sellers shall use commercially reasonable efforts to cooperate with Buyer in its efforts to reduce any Cure Costs and negotiate rent deductions with respect to Leases that are Assumed Contracts. Such efforts shall include, without limitation, providing Buyer with reasonable access to relevant business records, personnel, equipment, and Buyer’s other reasonable requests in order to allow Buyer to assist with evaluating the Cure Costs. Buyer shall have sole responsibility for paying all Cure Costs due in connection with the assumption and assignment of the Assumed Contracts. At the Closing, Buyer shall assume or cause to be assumed, and thereafter in due course and in accordance with its respective terms pay, fully satisfy, discharge and perform (or cause to be fully satisfied, discharged and performed) all of the obligations (other than any Excluded Liabilities) that are Assumed Liabilities under each Assumed Contract pursuant to Section 365 of the Bankruptcy Code and the Bill of Sale(s), as applicable.

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(b)          Excluding or Adding Assumed Contracts Prior to Closing. Without prejudice to Section 8.12, Buyer shall have the right to notify the Sellers in writing of any Assumed Contract that it does not wish to assume up to two days prior to the Sale Hearing or a Contract to which any Seller is a party that Buyer wishes to add as an Assumed Contract up to two days prior to the date of the Auction and (i) any such previously considered Assumed Contract that Buyer no longer wishes to assume shall be automatically deemed removed from the Schedules related to Assumed Contracts and automatically deemed added to the Disclosure Schedules related to Excluded Contracts, in each case, without any adjustment to the Consideration, and (ii) any such previously considered Excluded Contract that Buyer wishes to assume as an Assumed Contract shall be automatically deemed added to the Disclosure Schedules related to Assumed Contracts, automatically deemed removed from the Disclosure Schedules related to Excluded Contracts, and assumed by the Sellers to sell and assign to Buyer, in each case, without any adjustment to the Consideration.

(c)          Non-Assignment. Buyer acknowledges that the Sale Order will authorize the assumption and assignment of the Assumed Contracts without the requirement of any consent by the parties thereto. Notwithstanding anything in this Agreement to the contrary, to the extent any Assumed Contract is not assumable and assignable by the Sellers to Buyer under Section 365 of the Bankruptcy Code without the consent of the applicable counterparty thereto, this Agreement shall not constitute an agreement to assign any Assumed Contract and the Sellers shall use their commercially reasonable efforts prior to Closing to obtain all such required consents of third parties under such Assumed Contracts (the “Required Consents”). All such Required Consents shall be in writing, in form and substance reasonably acceptable to Buyer, and executed counterparts thereof shall be delivered to Buyer on or before five days prior to the Closing Date. If a Required Consent is not obtained prior to Closing, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, the Sellers shall continue to use their commercially reasonable efforts to obtain such Required Consents promptly, but in no event later than forty-five days following the Closing and, until obtained, use their commercially reasonable efforts after Closing to provide to Buyer the benefits under any such Assumed Contract or any claim or right, including, without limitation, (i) enforcement for the benefit of Buyer of any and all rights of the Sellers against a third party thereto arising out of the default or cancellation by such third party or otherwise or (ii) cooperating in good faith in any lawful and commercially reasonable arrangement reasonably proposed by Buyer, including subcontracting, licensing or sublicensing to Buyer any or all of any Seller’s rights and obligations with respect to any such Assumed Contract, under which Buyer shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits under such Assumed Contract; provided, however, that if any Required Consent with respect to an Assumed Contract is not received within forty-five days after Closing, such Assumed Contract shall be deemed to be an Excluded Contract.

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(d)          Disputed Cure Costs. Upon objection by the Contract counterparty to the proposed Cure Costs asserted by the Sellers with regard to any Contract (such contract, a “Disputed Contract”) the Sellers shall, at Buyer’s prior written direction and at Buyer’s sole expense, either settle the objection of such party or shall litigate such objection. In no event shall the Sellers settle a Cure Costs objection with regard to any Contract without the express written consent of Buyer (with an email consent being sufficient). Upon entry of an Order determining any Cure Costs regarding any Disputed Contract (the “Disputed Contract Order”), Buyer shall have the option to designate the Disputed Contract as an Excluded Asset, in which case, for the avoidance of doubt, Buyer shall not assume the Disputed Contract and shall not be responsible for the associated Cure Costs, if any, with such Disputed Contract. The Sellers agree that it will promptly take such commercially reasonable actions as are necessary to obtain a final Order of the Bankruptcy Court providing for the assumption and assignment of Assumed Contracts.

ARTICLE II

BANKRUPTCY COURT APPROVAL AND OTHER MATTERS

2.1          Stalking Horse Bidder and Sale Process. The Sellers have selected Buyer to serve, and Buyer has consented to its selection and service, collectively, as a “Stalking Horse Bidder,” whereby this Agreement shall serve as a base by which other offers for a potential Qualified Bid may be measured and is subject to competing offers for a Qualified Bid by way of the overbid process provided in the Bidding Procedures and as set forth below in Section 2.2. From the Original APA Date (and any prior time) and until the transactions contemplated hereby are consummated, the Sellers are permitted to and to cause its representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by any Person (in addition to Buyer and its Affiliates and representatives) in connection with any Qualified Bid. In addition, the Sellers shall have the authority to respond to any inquiries or offers with respect to a Qualified Bid and perform any and all other acts related thereto to the extent any such act is not in violation of the Bidding Procedures Order or the Bankruptcy Code.

2.2          Bankruptcy Court Matters.

(a)          Sale Motion. On December 7, 2022, the Sellers filed the Sale Motion. The Sellers shall not alter, modify, or withdraw the Sale Motion without the prior consent of Buyer in its sole and absolute discretion.

(b)          [Reserved].

(c)          Bankruptcy Procedures Hearing and Bidding Procedures Order. On or before December 22, 2022, the Bankruptcy Court shall have (i) held a hearing to consider approval of the Bidding Procedures, and (ii) entered the Bidding Procedures Order.

(d)          Final DIP Financing Order. On or before January 9, 2023, the Bankruptcy Court shall have entered the Final DIP Financing Order.

(e)          Assumption and Assignment Notice and Cure Schedule. Within three Business Days after entry of the Bidding Procedures Order, the Sellers shall file and serve the Assumption and Assignment Notice and Cure Schedule (as defined in the Bidding Procedures). Any objections to the proposed assumption and assignment of the Assumed Contracts and related cure costs must be filed within 14 days of the filing of the Assumption and Assignment Notice and Cure Schedule.

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(f)          Bid Deadline. On or before January 9, 2023, at 12:00 p.m. ET, all Qualified Bids must be submitted in accordance with the Bidding Procedures (the “Bid Deadline”).

(g)          Auction. On or before January 11, 2023, the Sellers shall hold the Auction (as defined in the Bidding Procedures) if, inclusive of this Agreement, two or more Qualified Bids are received prior to the Bid Deadline.

(h)          Sale Hearing. On or before January 17, 2023, the Bankruptcy Court shall hold the Sale Hearing.

(i)         Sale Order. On or before January 17, 2023, the Bankruptcy Court shall have entered the Sale Order.

2.3          Entry of Order Approving Sale.

(a)          In the event there is no Auction, or that Buyer submits the Successful Bid (as defined in the Bidding Procedures) at the Auction, the Sale Order shall be in accordance with the terms of this Agreement, shall be in a form reasonably satisfactory to Buyer, and shall, among other things:

(i)        approve this Agreement and the execution, delivery, and performance by the Sellers of this Agreement and the other instruments and agreements contemplated hereby;

(ii)       approve and direct the sale and transfer of the Transferred Assets to Buyer and approve and direct the assumption and assignment of the Assumed Contracts to Buyer free and clear of all Liens, Claims or interests, based on appropriate findings and rulings pursuant to, inter alia, Sections 363(b), 363(f), 363(m) and 365 of the Bankruptcy Code, including but not limited to Sections 365(h), 365(i), 365(l) and 365(n) of the Bankruptcy Code and the release of Buyer of any rights otherwise associated with, and which may otherwise be to the benefit of, any third parties;

(iii)      include a finding that Buyer is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code;

(iv)     include a finding that Buyer is not deemed to be a successor to the Sellers, to have, de facto or otherwise, merged with or into the Sellers or to be a mere continuation of the Sellers;

(v)      include a finding that the Consideration is a fair and reasonable price for the Transferred Assets;

(vi)      include a finding that, except in respect of Assumed Liabilities, Buyer will not have any derivative, successor, transferee or vicarious Liability for Liabilities of any Seller or any Affiliates of any Seller by reason of any theory of Law or equity (whether under federal or state Law or otherwise) as a result of the transactions contemplated by this Agreement, including but not limited to any Liabilities on account of any Tax arising, accruing, or payable under, out of, in connection with, or in any way relating to the Business prior to the Closing or relating to employees of any Seller or any Affiliates of any Seller, executory contracts, or collective bargaining agreements except as expressly assumed by Buyer in this Agreement;

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(vii)       include a finding that, to the maximum extent permitted by the Bankruptcy Code, the so-called “bulk sales,” “bulk transfer” or similar Laws (including those relating to Taxes) in any applicable jurisdictions do not apply;

(viii)      include a finding confirming the adequacy of notice to all creditors and parties in interest and parties to any executory contract, unexpired Lease or right of entry; and

(ix)         include provisions for the retention of jurisdiction in the Bankruptcy Court over matters relating to the transactions contemplated in this Agreement including matters relating to title to the Transferred Assets and claims against the Transferred Assets which arose or were based on facts or occurrences prior to the Closing. Furthermore, the Sale Order shall not have been reversed, stayed, modified or amended.

(b)          The Sellers shall provide notice of the Sale Hearing and any other matter before the Bankruptcy Court relating to this Agreement or the Transaction Documents, in each case as required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any applicable local rules of bankruptcy procedure or as otherwise ordered by the Bankruptcy Court.

2.4          Certain Bankruptcy Undertakings by Sellers.

(a)          Except as ordered by the Bankruptcy Court, including, without limitation, by conducting the Auction, the Sellers shall not take any action, nor fail to take any action, which action or failure to act would reasonably be expected to (i) prevent or impede the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement; or (ii) result in (A) the reversal, avoidance, revocation, vacating or modification (in any manner that would reasonably be expected to materially and adversely affect Buyer’s rights hereunder), or (B) the entry of a stay pending appeal.

(b)          If the Bidding Procedures Order, the Sale Order or any other order of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), the Sellers shall take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and shall endeavor to obtain an expedited resolution of such appeal.

2.5          Break-Up Fee and Expense Reimbursement. In the event of a sale, transfer, change of control, liquidation or other disposition, directly or indirectly (including through an asset sale, stock sale, merger or other transaction) of any of the Transferred Assets in a single transaction or a series of transactions to one or more Persons (other than Buyer or an Affiliate of Buyer) (a “Third-Party Sale”), whether at an Auction, pursuant to a plan of reorganization or otherwise, is consummated at any time within one hundred eighty days after the termination of this Agreement, then Buyer will be entitled to receive a break-up fee out of the proceeds of such Third-Party Sale in an amount equal to 3.0% of the Purchase Price (the “Break-Up Fee”), plus Buyer’s reasonable out-of-pocket expenses, including the fees and expenses of Buyer’s attorneys and other professionals and advisors incurred in connection with the negotiation, execution and consummation of this Agreement in an amount not to exceed $200,000 (the “Expense Reimbursement”). Payment of the Break-Up Fee and Expense Reimbursement shall be made by wire transfer of immediately available U.S. funds to an account designated by Buyer from the proceeds of a sale to an Alternative Purchaser, with such payment to be made immediately upon the consummation of such sale. Until paid, the Break-Up Fee and Expense Reimbursement shall be an administrative expense claim in the Voluntary Bankruptcy Cases under Section 503(b)(1) and Section 507(a)(2) of the Bankruptcy Code.

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ARTICLE III

INSTRUMENTS OF TRANSFER AND ASSUMPTION

3.1           Transfer Documents. At the Closing or such later time as is agreed in writing by the parties hereto, the Sellers will deliver to Buyer (a) one or more bills of sale as may be required by Buyer, in a form reasonably satisfactory to Buyer (the “Bill of Sale”), (b) one or more Registered Intellectual Property assignment agreements as may be required by Buyer, in a form reasonably satisfactory to Buyer (the “Registered Intellectual Property Assignment Agreement”), (c) one or more assignment and assumption agreements as may be required by Buyer, in a form reasonably satisfactory to Buyer (the “Assignment and Assumption Agreement”) and (d) all such other good and sufficient instruments of sale, transfer and conveyance consistent with the terms and provisions of this Agreement as shall be reasonably necessary to vest in Buyer (or its designee(s)) all of the Sellers’ right, title and interest in, to and under the Transferred Assets.

ARTICLE IV

CONSIDERATION; ALLOCATION

4.1           Consideration. At the Closing, and subject to the terms and conditions of this Agreement and the entry and effectiveness of the Sale Order, in exchange for the sale, assignment, transfer, conveyance and delivery by the Sellers of the Transferred Assets, Buyer shall provide the consideration (the “Consideration”) consisting of cash in the amount of $11,000,000.00 (the “Purchase Price”), and such amount, less the sum of (a) the aggregate amount of any unpaid and outstanding DIP Facility (as defined in the Final DIP Financing Order) (whether or not then due and owing), including the principal and interest balance thereof (which amount will be offset against the aggregate amount of any unpaid and outstanding DIP Facility (as defined in the Final DIP Financing Order) in satisfaction thereof), and (b) any fees, costs or expenses provided for under the Final DIP Financing Order (including those due upon Closing), including any fees, costs and expenses owed to counsel or advisors to the Sellers under the Final DIP Financing Order to the extent not previously paid by the Sellers prior to the Closing (which amounts shall be paid to such account or accounts as such payees shall specify (and the Sellers shall deliver invoices and other documentary evidence, including wire payment instructions, satisfactory to Buyer prior to the Closing evidencing the payment obligations associated therewith) in full satisfaction of such fees, costs and expenses) (such net amount, the “Closing Cash Consideration”). The Closing Cash Consideration shall be payable at Closing by wire transfer to an account designated by the Sellers.

4.2           Allocation. Buyer and the Sellers agree that the Purchase Price, applicable Assumed Liabilities and other relevant items treated as purchase price for U.S. federal income tax purposes shall be allocated in accordance with an allocation schedule (the “Allocation Statement”), which shall be delivered by Buyer to the Sellers within ninety (90) days following the Closing Date. Buyer and the Sellers shall (and shall cause their respective Affiliates to) file all Tax Returns (including IRS Form 8954 (as and to the extent applicable)) and other Tax-related information reports in a manner consistent with the allocation schedule and not take any position inconsistent with such Allocation Statement in any Tax-Related audit, examination or other proceeding (whether administrative or judicial) unless required by applicable Law. If any Party receives any notice from a Governmental Entity in respect of an audit, examination or other proceeding (whether administrative or judicial) regarding any allocation of the Purchase Price or otherwise proposing an allocation different from the Allocation Statement, such Party shall notify the other Parties of such notice and provide such other Parties with a copy of such notice, and the Parties shall cooperate with each other in good faith regarding the resolution of any such matter.

4.3           No Good Faith Deposit. Notwithstanding anything herein or in the Bidding Procedures to the contrary, Buyer shall not be obligated to make any Good Faith Deposit (as defined in the Bidding Procedures) or other advance payment.

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ARTICLE V

CLOSING

5.1           Closing Date. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place virtually (by delivery of executed documents via pdf, DocuSign or other electronic means), no later than the second Business Day following the date on which all conditions to Closing set forth in Article IX and Article X have been satisfied or waived (the date on which the Closing is actually held, the “Closing Date”). If it occurs, the Closing shall be effective as of 12:01 a.m. Pacific time on the Closing Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedule delivered by the Sellers to Buyer (the “Disclosure Schedule”) (provided, however, disclosure of any item in any section or subsection of the Disclosure Schedule shall only be deemed disclosure with respect to such section indicated therein and any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), each Seller hereby represents and warrants to Buyer as of the Schedule Delivery Date and, except to the extent any such representation or warranty in Article VI is expressly made as of a specified date or time, as of the Closing Date as follows:

6.1           Organization, Qualification and Authority. Each Seller is an entity duly organized or incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, and under the Laws of each jurisdiction where qualification as a foreign entity is required, except where the lack of such qualification would not reasonably be expected to have a Material Adverse Effect. The Sellers have all necessary power and authority to own and operate their properties and to carry on the Business as it is now being conducted. The Sellers have the power and authority to execute and deliver and perform their obligations under this Agreement and the other Transaction Documents, and to undertake the transactions contemplated hereby and thereby.

6.2           Authorization, Execution and Delivery of Agreement and Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Sellers and the transfer or assignment of the Transferred Assets to Buyer have been duly and validly authorized and approved by all necessary corporate or other entity action. This Agreement has been and each of the Transaction Documents to which such Seller is a party will have been when executed, duly authorized, validly executed and delivered by such Seller to Buyer and, assuming the due authorization, execution and delivery by Buyer and any other party thereto and entry of the Sale Order, constitute or will constitute when executed legal, valid and binding obligations of such Seller, enforceable in accordance with their respective terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies. Subject to entry of the Sale Order and pursuant thereto, each Seller will have full power, right and authority to sell and convey to Buyer the Transferred Assets owned by such Seller.

6.3           Title to and Condition of Assets.

(a)        Each of the Sellers has good and marketable title to, or a valid leasehold interest in, all of the properties and assets owned by such Seller included in the Transferred Assets. The Sellers have the power and right to use, transfer, sell, convey, assign and deliver, and, subject to entry of the Sale Order, shall at Closing transfer, sell convey, assign and deliver to Buyer, each of the Transferred Assets owned by them, free and clear of all Liens. The delivery to Buyer at the Closing (or such later time as is agreed in writing by the parties hereto) of the Transaction Documents will vest in Buyer good and marketable title to the Transferred Assets, free and clear of all Liens. The delivery to Buyer at the Closing (or such later time as is agreed in writing by the parties hereto) of the Transaction Documents will vest in Buyer a valid, binding and enforceable leasehold interest in, or other valid, binding and enforceable right to possess and use, the Transferred Assets that are not owned by the Sellers, in accordance with the Contracts applicable to such Transferred Assets, true, complete and correct copies of which Contracts have been provided to Buyer. The Transferred Assets include all tangible and intangible assets used by Sellers to conduct of the Business as it is currently conducted by the Sellers. No Subsidiary or Affiliate of the Sellers owns any assets used in or held for use in connection with the Business, and all tangible personal property and other tangible assets used in or held for use in connection with the Business are physically located at the Leased Real Properties. All tangible assets used in or held for use in connection with the Business are, and at Closing will be, located at the Leased Real Properties.

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(b)          The Transferred Assets are in good and working order and repair, subject to ordinary wear and tear and include, without limitation, the tangible assets owned by such Seller set forth in Section 6.3(b)(i) of the Disclosure Schedule. Section 6.3(b)(ii) of the Disclosure Schedule sets forth a list of all tangible assets leased by such Seller and the applicable Leases and other Contracts for such leased tangible assets.

6.4           Legal Proceedings. Except as set forth on Section 6.4 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of such Seller, threatened in writing against or affecting the Sellers or the Transferred Assets (or to the Knowledge of such Seller, pending or threatened, against any of the officers, directors or employees of the Sellers with respect to their business activities related to or affecting the Transferred Assets) (a) that challenges or that is reasonably expected to have the effect of preventing, making illegal, delaying or otherwise interfering with any of the transactions contemplated by this Agreement; or (b) that is related to the Transferred Assets, Assumed Liabilities or the Business.

6.5           Real Property.

(a)          The Sellers do not own any real property.

(b)          Section 6.5(b) of the Disclosure Schedule sets forth a true, complete and correct list (with addresses) of each leased or subleased premises used by the Sellers, whether or not pursuant to a written or oral Lease or sublease (the “Leased Real Properties”) and such Section 6.5(b) of the Disclosure Schedule indicates, for each Leased Real Property, whether such Leased Real Property is used in or necessary for the conduct of the Business. The Sellers have made available to Buyer executed originals or true, complete and correct copies of all Leases or subleases with respect to all Leased Real Properties, together with all amendments or modifications thereto.

(c)          For each of the Leased Real Properties, (i) except as set forth in Section 6.5(c) of the Disclosure Schedule, such applicable Seller holds a valid leasehold interest, free and clear of all Liens, (ii) the Sellers have the right to use (and have quiet enjoyment of) such Leased Real Properties for the purposes for which it is being used, (iii) the Sellers have not received any written notice of a dispute concerning the occupancy or use thereof, (iv) each Lease or sublease therefor is legal, valid and binding, in full force and effect, and enforceable against the Sellers and, to the Knowledge of such Seller, the other parties thereto, in accordance with its terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies, and (v) neither the Sellers nor, to the Knowledge of such Seller, any other party to such lease or sublease is in default thereunder (with or without notice or lapse of time, or both), nor has any default been, to the Knowledge of such Seller, threatened. The Sellers enjoy exclusive, peaceful and undisturbed possession of all Leased Real Properties in all material respects, in each case subject to the terms and conditions of the applicable Lease.

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6.6           No Violation of Laws or Agreements. Subject to order of the Bankruptcy Court, the execution and delivery by the Sellers of this Agreement and the Transaction Documents contemplated hereby, the performance by the Sellers of their obligations hereunder and thereunder and the consummation by the Sellers of the transactions contemplated herein and therein will not (a) violate any Laws or any judgment, decree, order, regulation or rule of any court or Governmental Entity to which the Sellers are subject; (b) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Transferred Assets, any Contract, Lease, license, Permit, franchise or other instrument to which a Seller is a party and which relates to any of the Transferred Assets; and (c) contravene, conflict with or result in a violation of any provision of any organizational documents of the Sellers. Subject to entry of the Bidding Procedures Order and Sale Order, except (x) for notices, filings and consents required in connection with the Voluntary Bankruptcy Cases, and (y) for the notices, filings and consents set forth on Section 6.6 of the Disclosure Schedule, the Sellers are not required to give any notice to, make any registration, declaration or filing with or obtain any consent, waiver or approval from, any Person (including any Governmental Entity) in connection with the execution and delivery of this Agreement and each of the Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby.

6.7           Employee Benefits; ERISA Matters; Employees and Independent Contractors.

(a)          The Sellers have made available to Buyer copies of all Employee Plans covering employees, directors or consultants or former employees, directors or consultants in, or related to, the Business. The Sellers have made available to Buyer true and complete summaries of all such Employee Plans, including summaries of written descriptions thereof which have been distributed to the Sellers’ Employees and for which the Sellers have copies, all annuity contracts or other funding instruments relating thereto, and a summary description of all Employee Plans which are not in writing. The Sellers have not incurred any Liability with respect to any Employee Plan, which has created or resulted in, or may create or result in, any Liability to Buyer.

(b)          Seller has made available to Buyer a true, complete and correct list of all of the Sellers’ Employees and all independent contractor service providers of the Sellers, indicating for each such individual, whether such Person is an employee or independent contractor, their title, hire or engagement date, whether such individual provides services in connection with the Business (and, if so, whether such individual’s services are primarily in furtherance of the Business), current base salary or hourly rate, incentive compensation eligibility, severance eligibility, and the amount of any accrued, but unpaid, amounts (including without limitation vacation or paid time off). The Sellers have provided to Buyer in the Data Room information regarding compensation and benefits to which each such Employee of the Sellers or each such independent contractor service provider of the Sellers receives or is otherwise entitled. None of the Employee Plans in effect immediately prior to the Closing would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the Transaction) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Sellers nor any of their Subsidiaries have any obligation to gross-up, indemnify or otherwise reimburse any person for any tax incurred by such person, including under Section 409A or 4999 of the Code.

6.8           Financial Statements.

(a)          Each of the consolidated financial statements of the Sellers (including all related notes or schedules) included in the Seller SEC Reports complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable report, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Sellers and any Subsidiaries of the Sellers as of the dates thereof and the consolidated results of their operations, changes in shareholders’ equity and cash flows as of the dates thereof and for the periods shown (subject, in the case of unaudited statements, to normal yearend audit adjustments).

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(b)          The Sellers maintain a system of “internal control over financial reporting” (as defined in Rules 13(a)-15(f) and 15(d)-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Sellers’ properties or assets.

(c)          The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d- 15(e) under the Exchange Act) utilized by the Sellers are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Sellers in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of each Seller, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of each Seller to make the certifications required under the Exchange Act with respect to such reports.

(d)          Section 6.8(d) of the Disclosure Schedule lists all indebtedness for borrowed money of, or guaranteed by, any Seller or which is secured by any assets of the Sellers.

(e)          The accounts receivable set forth in the consolidated balance sheet contained in the most recent Seller SEC Reports all represent obligations arising from services actually performed by the Sellers or goods sold by the Sellers in the Ordinary Course of Business. To the Knowledge of such Seller and except as reflected in the Sellers’ reserve for uncollectable accounts, there is no account debtor who has refused or threatened to refuse to pay its obligations or who has or threatened to set-off such obligations for any reason, and there is no contest, claim, defense or right of set-off relating to the amount or validity of any accounts receivable.

(f)          The Sellers do not have any outstanding Liability with respect to any loss, damage, destruction, theft or similar matters with respect to any inventory or assets of any other Person held by the Sellers on consignment and, at Closing, all inventory held by the Sellers on consignment will be in the possession of Buyer at the Leased Real Properties assigned to Buyer pursuant to the Assumed Contracts.

6.9           Absence of Certain Changes. Since December 31, 2021, the Sellers have conducted the Business in the Ordinary Course of Business, and except as disclosed on Section 6.9 of the Disclosure Schedule (which shall be arranged in accordance with the subsections below) or as contemplated by this Agreement, the Sellers have not:

(a)          in a single transaction or a series of related transactions, acquired or agreed to acquire by merging or consolidating with, or by purchasing any equity interest in or substantially all the assets of, or by any other manner, any Person;

(b)          in a single transaction or series of related transactions, sold (including saleleaseback), leased, licensed, pledged, encumbered or otherwise transferred or disposed of, or agreed to sell (or engage in a sale-leaseback), lease (whether such Lease is an operating or capital Lease), license, pledge, encumber or otherwise transferred or disposed of, the Business or any of their assets, including Transferred Assets, or any material rights thereto, other than dispositions in the Ordinary Course of Business;

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(c)          modified, amended or terminated (excluding any automatic termination upon the expiration of the term thereof) or granted a waiver of any material right under any Contract to which any Seller or any Affiliate of any Seller is or was a party;

(d)          made any change in methods of accounting or procedures in effect as of December 31, 2021 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) or, other than in the Ordinary Course of Business, delayed or accelerated the collection of any accounts receivable, notes receivable, negotiable instruments, chattel paper and other receivables or other revenue or engaged in any other activity that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods revenue that would otherwise be expected to occur in post-Closing periods or delayed or postponed the payment of any accounts payable or commissions or any other Liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other Liability or obligation;

(e)          filed inconsistent with past practice, or failed to file, any Tax Returns relating to the Business which are legally required to be filed (taking into account any relevant extension periods) nor failed to pay any Taxes owed;

(f)          sold, transferred, licensed, abandoned, let lapse, encumbered or otherwise disposed of any material Seller Intellectual Property;

(g)          other than pursuant to the DIP Facility, incurred, created, assumed or otherwise become liable for, any indebtedness for borrowed funds other than pursuant to intercompany borrowings;

(h)          except for any filings with the Bankruptcy Court or to approve the filing of the Voluntary Bankruptcy Cases, adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction;

(i)          entered into any agreement or commitment that subjected the Transferred Assets or the Business to any non-competition or other material restrictions;

(j)          materially changed the manner in which they have served their customers from the manner they served their customers during the year ended December 31, 2021 and the six months ended June 30, 2022;

(k)          materially reduced their pricing structure to their customers for Business services;

(l)          suffered any material damage, destruction or loss to any tangible personal property as a result of any casualty or similar material event (whether or not covered by insurance), or any damage, destruction or loss to any tangible personal property of any other Person held by the Sellers on consignment;

(m)        taken any write-down of the value of any Transferred Assets on the books or records of the Sellers, except for depreciation and amortization taken in the Ordinary Course of Business;

(n)         changed the Sellers’ sales practices, pricing policies, accounts receivable or accounts payable or any “channel stuffing” or other sale method that would, or would reasonably be expected to have, the effect of artificially or temporarily increasing the Sellers’ consolidated revenues;

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(o)          required or encouraged the Sellers’ “sell-in” distributors to order any inventory in excess of anticipated demand or provided any special payment incentives to such distributors to encourage purchases in excess of anticipated demand inconsistent with historic inventory levels; or

(p)         entered into any agreement or otherwise obligated themselves to do any of the foregoing.

6.10         Contracts and Other Obligations.

(a)          Section 6.10(a)(i) of the Disclosure Schedule sets forth a true, complete and correct list of all of the Sellers’ Contracts relating to the Business (collectively, the “Company Contracts”). None of the Company Contracts (w) limit the Sellers or any assignee or Affiliate thereof in any way from competing anywhere or in any business or from soliciting any Person as a customer, client, employee or other business relation, (x) would require the use of any supplier or third party on an exclusive basis for all or substantially all requirements or needs relating to any goods or services, (y) would require the provision to the other parties thereto of “most favored nations” pricing, or (z) requires the marketing or co-marketing of any goods or services of a third party. Each Company Contract is legal, valid and binding, in full force and effect, and enforceable against the Sellers and, to the Knowledge of such Seller, the other parties thereto, in accordance with its terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies, and, except for defaults arising as result of the filing of the Voluntary Bankruptcy Cases, neither the Sellers nor, to the Knowledge of such Seller, any other parties thereto is in default thereunder (with or without notice or lapse of time, or both). To the Knowledge of such Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would result in a breach of, or give the Sellers or any other Person the right to declare a default or exercise any remedy under, or accelerate the maturity or performance of or payment under, or cancel, terminate or modify, any Company Contract. The Sellers have not, and to the Knowledge of such Seller, no other party to any Company Contract has, exercised any termination rights with respect thereto. The Sellers have made available to Buyer executed originals or true, complete and correct copies of all Company Contracts, together with all amendments or modifications thereto.

(b)          Section 6.10(a)(ii) of the Disclosure Schedules sets forth a list of all Gift Card Obligations outstanding as of December 13, 2022 (including the amount of such obligation and the date such obligation was incurred). Seller has made available to Buyer a true, complete and correct list of all of Subscription Obligations (including the amount of such obligation and the date such obligation was incurred).

6.11         Customers; Suppliers.

(a)          Section 6.11(a) of the Disclosure Schedule sets forth a list of the top twenty (20) distributors of the Business by revenue and the dollar amount of revenues generated by such distributors for each of the 12-month period ended December 31, 2021 and the 9-month period ended September 30, 2022 (the “Significant Distributors”). No Significant Distributor has (i) terminated, cancelled or failed to renew, or given the Sellers written or oral notice that references its intention to terminate, cancel or fail to renew, its business relationship with the Sellers or any of their Subsidiaries (whether or not subject to a Contract) and (ii) since January 1, 2022, and through the Original APA Date, materially reduced, or given the Sellers written or oral notice that references its intention to materially reduce, its business dealings with the Sellers or any of their Subsidiaries.

(b)          Section 6.11(b) of the Disclosure Schedule sets forth a list of the top twenty (20) suppliers of the Business by spend and dollar amount of spend for each of the 12-month period ended December 31, 2021 and the 9-month period ended September 30, 2022 (the “Significant Suppliers”). No Significant Supplier has (i) terminated, cancelled or failed to renew, or given the Sellers written or oral notice that references its intention to terminate, cancel or fail to renew, its business relationship with the Sellers or any of their Subsidiaries (whether or not subject to a Contract) and (ii) since January 1, 2022, and through the Original APA Date, materially reduced, or given the Sellers written or oral notice that references its intention to materially reduce, its business dealings with the Sellers or any of their Subsidiaries.

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6.12         Intellectual Property; Privacy.

(a)          Section 6.12(a) of the Disclosure Schedule sets forth, for the Seller-Owned Intellectual Property, a complete and accurate list of all domestic and foreign federal, state or provincial: (i) Patents and Patent applications issued or pending; (ii) Trademark registrations and applications for registration and material unregistered Trademarks; (iii) all registered Copyrights and material unregistered Copyrights; (iv) all Domain Names; and (v) all other Seller Intellectual Property owned or purported to be owned by the Sellers that is subject of an application, certificate or registration issued by any Governmental Entity (collectively, the “Registered Intellectual Property”), in each case listing the title and current owner, the jurisdiction in which each such Registered Intellectual Property has been issued or registered, the application, and the serial or registration number for each.

(b)          With respect to each item of Registered Intellectual Property, (i) all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and (ii) except as set forth in Section 6.12(b) of the Disclosure Schedule, all documents, recordations and certificates currently required to be filed for the purposes of prosecuting, maintaining and perfecting such Registered Intellectual Property and recording the Seller’s ownership interests therein have been filed, in each case of (i) or (ii), with or to the United States Patent and Trademark Office or any other applicable intellectual property registry or authority anywhere in the world. None of the Registered Intellectual Property (i) has been abandoned or withdrawn or has lapsed or expired; or (ii) is the subject of any interference, re-examination, opposition or other Legal Proceeding filed with the United States Patent and Trademark Office or any other intellectual property registry anywhere in the world.

(c)          Section 6.12(c) of the Disclosure Schedule sets forth all (i) Seller-Owned Software; and (ii) IP Licenses (excluding non-exclusive off-the-shelf computer programs with annual license fees less than $20,000 and the terms of use or service for any software as a service subject to a subscription or annual fee of less than $20,000).

(d)          The Seller-Owned Intellectual Property, together with the Licensed Intellectual Property, constitutes all of the Intellectual Property that is used or held for use in, or material to, the conduct of the Business as presently conducted, including to make, use, offer for sale, sell or import any Seller Product, Website and related services. All of the Licensed Intellectual Property is duly and validly licensed to the Seller or its Affiliates, as applicable, pursuant to a valid, legally enforceable written Contract that grants the Sellers all rights to use, license, practice, or otherwise exploit, as applicable, such Licensed Intellectual Property in the manner in which the Sellers have used, licensed, practiced, and otherwise exploited such Licensed Intellectual Property. The Sellers exclusively own all Seller-Owned Intellectual Property. Except as set forth on Section 6.12(d) of the Disclosure Schedule, the Sellers have not granted, assigned or transferred to any Person or authorized any Person to retain any rights in any Intellectual Property that is, or at the time of the transfer was, Seller-Owned Intellectual Property, or permitted any such Intellectual Property to enter the public domain. The Sellers have secured from all of employees, consultants and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Seller-Owned Intellectual Property by, for or on behalf of the Sellers (“Contributors”) unencumbered and unrestricted exclusive ownership of all such Seller-Owned Intellectual Property, and no such Contributor has retained any rights or licenses with respect thereto. The Sellers own and possess all source code for all Seller-Owned Software.

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(e)          The Sellers have taken all reasonable actions to protect, preserve and maintain the Seller-Owned Intellectual Property and to maintain the confidentiality, secrecy and value of the confidential information and Trade Secrets of the Sellers, and such confidential information and Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than the Sellers) or to the detriment of the Sellers. To the Knowledge of such Seller, there has not been any breach by any third party of any confidentiality obligation to the Sellers.

(f)          To the Knowledge of the Sellers, the conduct of the Business as currently conducted, including the making, selling, leasing, licensing, distributing, supporting or other exploitation of the Seller Products and the operation of the Websites and related services, has not and does not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property of any Person or constitute unfair competition or unfair trade practices. To the Knowledge of Sellers, the Sellers’ use of any Seller Intellectual Property does not copy without permission, infringe, misappropriate, violate, impair or conflict with any common law, statutory or other right of any Person, including, without limitation, any rights relating to any Intellectual Property, or defamation. Without limiting the generality of the foregoing, to the Knowledge of such Seller, there are no Patents that impede or limit the current or currently contemplated operation of the Business or use of the Seller-Owned Intellectual Property;

(g)          There is no Legal proceeding, opposition, cancellation, objection or claim pending, asserted or threatened in writing against the Sellers concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use any Seller Intellectual Property or any other Intellectual Property Rights of any third Person. To the Knowledge of such Seller, no valid basis exists for any such Legal Proceeding, opposition, cancellation, objection or claim. The Sellers have not received any written communication that implies that Sellers could be infringing Intellectual Property Right of any third Person.

(h)          To the Knowledge of such Seller, no Person has or is copying without permission, infringing, misappropriating, violating, impairing or conflicting with any common law, statutory or other right of the Sellers or any other Person with respect to any of the Seller Intellectual Property.

(i)          The Seller Intellectual Property is valid, enforceable and subsisting, and none of the Seller Intellectual Property is subject to any outstanding order, writ, injunction, decree, judgment, award, consent, settlement, stipulation, regulation, ruling or forbearances to sue or similar obligation, or has been the subject of any litigation within the past five years, whether or not resolved in favor of the Sellers.

(j)          Except as set forth on Section 6.12(j) of the Disclosure Schedules, the Sellers have not directly or indirectly transferred, assigned, licensed or sublicensed its rights in any Seller-Owned Intellectual Property;

(k)          All IP Licenses are in full force and effect in accordance with their terms and no default exists under any of the IP Licenses by the Sellers or, to the Knowledge of such Seller, by any other party thereto.

(l)          All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, the Sellers or the Business in respect of any Intellectual Property are disclosed in the financial statements made available to Buyer.

(m)          No open source, public source or freeware software, code or other technology, or any modification or derivative thereof, was or is, used in, incorporated into, integrated or bundled with the Seller’s Software would require any Seller-Owned Software to be: (A) disclosed or distributed in source code form; (B) licensed for the purpose of making derivative works; or (C) distributed without charge. The Sellers are and have been in compliance with all Open Source Licenses to which they are subject.

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(n)          No third party possesses any copy of any source code to any Seller-Owned Software and at the Closing, the Sellers shall have delivered to Buyer all copies, and the Sellers shall not have retained any copy of any source code to any Software.

(o)          With respect to the Licensed Intellectual Property, the Sellers have complied with any and all license obligations and restrictions with respect to the number of copies of the Licensed Intellectual Property the Sellers are permitted to install or royalty obligations. Neither the Sellers nor any of their employees or agents has used, sublicensed, commercialized, placed or installed any Licensed Intellectual Property without a valid license for such Licensed Intellectual Property. With respect to any Licensed Intellectual Property that is Software, no employee, consultant or any third party has copied, overinstalled or otherwise used such Licensed Intellectual Property in any manner that would violate the terms and provisions of the agreement through which the Sellers licensed such Licensed Intellectual Property.

(p)          Neither this Agreement nor the consummation of the Transactions will result in (i) any third party being granted rights or access to, or the placement in or release from escrow of, source code for any Seller-Owned Software, (ii) the granting by the Sellers or Buyer to any third party any rights in any Seller Intellectual Property, (iii) Buyer being obligated to pay any royalties or other amounts to any third party, with respect to Seller Intellectual Property in excess of those payable by the Sellers prior to the Closing, or (iv) the loss or impairment of the Sellers or Buyer’s right to own or use any of Seller Intellectual Property; or (v) require the consent of any third party in respect of any Seller Intellectual Property.

(q)          The software and information technology systems used or held for use in connection with the operation of the Business are in satisfactory working order, operates in accordance with their specifications or documentation for the conduct of the Business as currently conducted by Sellers.

(r)          The Sellers have maintained and currently maintain written policies, procedures, plans, controls and safeguards regarding the privacy of Personal Data applicable to the Business (“Privacy Policies”). The Sellers and the conduct of the Business are and at all times have been in material compliance with all (i) applicable Laws, consents and Contracts pertaining to the privacy, security, integrity, transmission, storage, or protection of Personal Data and (ii) Privacy Policies. (collectively, the “Privacy and Security Requirements”). The Sellers have not received any notice or complaint during the past six years of, or been charged with or received any claim or notice that Sellers are in violation of any Privacy and Security Requirements, and there is no charge, claim, assertion or Legal Proceeding against, and to the Knowledge of such Seller, there are no pending investigations by any Governmental Entity of, the Sellers relating to Privacy and Security Requirements. Except as set forth in Section 6.12(r) of the Disclosure Schedule, in the last six years, the Sellers have not experienced any incident in which any Personal Data was or may have been stolen, compromised or subject to any unauthorized access or use which may create, or result in any Liability to Buyer. The Sellers have valid and enforceable rights to use all data collected or used for the Business, including Personal Data, in compliance with applicable Privacy and Security Requirements. Neither the execution, delivery nor performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any direct or indirect transfer of Personal Data resulting from such transactions, will violate any Privacy and Security Requirements.

6.13         Labor Matters. Except as set forth on Section 6.13 of the Disclosure Schedule, there are no employment, consulting, retention, change of control, severance or indemnification Contracts between any Seller and any of its current or former Employees or any other Person. The Sellers (a) are not party to or bound by any collective bargaining or similar agreements with any labor organization; and (b) have no employees that are represented by any labor organization. There has not been, and currently there is not, any union organizing activities among the Employees of Sellers. No Employee has provided notice to the Sellers of such Employee’s intent to terminate his or her employment as a result of or in contemplation of the Transactions or otherwise. Except as set forth in Section 6.13 of the Disclosure Schedule, there are no, and have never been, any allegations, or to the Knowledge of such Seller, threatened allegations, of sexual, racial or other discriminatory harassment, misconduct or similar inappropriate behavior by or against any current Employee of the Sellers. The Sellers are in material compliance with all Laws pertaining to employment and employment practices, including, but not limited to, Laws respecting payment of wages, hours of work, fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, child labor, labor or employee relations, affirmative action, government contracting obligations, classification of workers as employees or independent contractors, classification of employees as exempt or non-exempt, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistleblowing, privacy rights, harassment, discrimination, retaliation, and working conditions or employee safety or health. The Sellers have no liability with respect to the classification of their current or former workers as employees or independent contractors or with respect to the classification of their employees as exempt or non-exempt under applicable wage and hour Laws. There are no Legal Proceedings against the Sellers pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment or engagement of any current or former Employee, applicant, independent contractor, consultant, advisor, or other individual service provider of the Sellers.

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6.14         Environmental Matters.

(a)          Except as set forth on Section 6.14 of the Disclosure Schedule, to the Knowledge of such Seller, all uses by the Sellers of the assets and Leased Real Properties of the Sellers have been, since January 1, 2020, in compliance in all material respects with all Laws and Permits related to the protection of the environment or public health and safety of Persons from exposure to Hazardous Substances (collectively, “Environmental Laws”). Except as set forth in Section 6.14 of the Disclosure Schedule, the Sellers have not received any written notice of any Legal Proceedings involving any violations or alleged violations by the Sellers of any Environmental Laws. The Sellers have complied in all material respects with all Environmental Laws, including those related to the storage, handling and removal of any Hazardous Substance. During the Sellers’ leasing of the Leased Real Properties, there has been no Release by the Sellers of any Hazardous Substance on such properties that would be material to the Sellers, and, to the Knowledge of such Seller, the same has never occurred on such properties. To the Knowledge of such Seller, the Leased Real Properties are not subject to any Liability for the cleanup, Removal, or remediation of any Hazardous Substance. To the Knowledge of such Seller, the Leased Real Properties are not the subject of any notice or notification regarding same nor subject to the threat or likelihood thereof by any Governmental Entity.

(b)          To the Knowledge of such Seller, no Underground Storage Tanks are located upon or serve any Leased Real Properties.

6.15         Compliance with Laws. Except as set forth in Section 6.18 and Section 6.21 of the Disclosure Schedule, the Sellers and the conduct of the Business are and at all times have been in compliance with all Laws applicable to the Sellers or to the conduct and operations of the Business or relating to or affecting the Transferred Assets. The Sellers have not received any written notice to the effect that, or otherwise been advised of and to the Knowledge of such Seller there has not occurred with respect to the Transferred Assets or the Business (a) any actual, alleged, possible or potential violation of, or failure to comply with, any such Laws, or (b) any actual, alleged, possible or potential obligation on the part of the Sellers to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for any such violations or failures to comply that would not, individually or in the aggregate, have or be reasonably expected to be material.

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6.16         Prepaid Expenses; Deferred Revenue. Section 6.16 of the Disclosure Schedule sets forth a true, complete and correct list of all prepaid expenses and deposits of the Sellers relating to the Transferred Assets, including all security deposits for equipment and prepayments on equipment leases of the Sellers, all of which are being transferred to Buyer in accordance with this Agreement. Except as set forth on Section 6.16 of the Disclosure Schedule, the Sellers have no Liability in respect of or in connection with any deferred revenue.

6.17         Brokers. Except for those set forth on Section 6.17 of the Disclosure Schedule, for whom the Sellers shall be solely responsible for any fees, commissions or other amounts owing or that may become due and owing, the Sellers have not engaged or incurred any Liability to any agent, broker or other Person acting pursuant to the express or implied authority of the Sellers which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Transferred Assets.

6.18         Permits. Section 6.18 of the Disclosure Schedule sets forth all Permits applicable to the Sellers, or applicable to the conduct and operations of the Business, or relating to or affecting the Transferred Assets. Except as set forth in Section 6.18 of the Disclosure Schedule, the Sellers are and at all times have been in compliance in all respects with all Permits applicable to them, or applicable to the conduct and operations of the Business, or relating to or affecting the Transferred Assets, except for such failures to comply that would not reasonably be expected, individually or in the aggregate, to be material to the Sellers, the Business or any Transferred Assets. The Sellers have not received any written notice from any Governmental Entity specifically alleging (a) any actual, alleged, possible or potential violation of, or failure to comply with, any such Permits or (b) any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit.

6.19         Inventory; Products.

(a)          The bulk wine and other raw materials inventory used or held for use in the Business at a production facility or a warehousing facility (the “Raw Materials Inventory”) has the properties necessary to permit it to be made in the ordinary course into Finished Goods Inventory of a quality and type consistent with past practice, except for the normal and customary allowances for spoilage, obsolescence, damage or otherwise unsellable products (“Unsellable Inventory”). All of the Finished Goods Inventory is of a quality usable and salable in the Ordinary Course of Business, except for Unsellable Inventory. Except as set forth in Section 6.19(a) of the Disclosure Schedule, all of the Finished Goods Inventory has been packaged, produced and labeled in accordance with applicable Laws, and the Sellers have provided to Buyer substantiation for all labeling and marketing claims made on or in referenced to the Finished Goods Inventory. No Finished Goods Inventory has been labeled or marketed deceptively. All items included in the Raw Materials Inventory and the Finished Goods Inventory are the property of the Sellers and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by any Governmental Entity.

(b)          Since December 31, 2021, there has been no product recalls or extraordinary product returns in connection with the Business and, to the Knowledge of such Seller, none are threatened or pending. All products distributed or sold by the Sellers (collectively, the “Seller Products”) have been sold in compliance in all material respects with all applicable Laws (including Alcohol Laws). To the Knowledge of such Seller, each product of the Business complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity. To the Knowledge of such Seller, the Sellers do not have any material liability arising out of any injury to individuals or property as a result of the sale of any Seller Products.

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6.20         Insurance. Section 6.20 of the Disclosure Schedule sets forth a true, complete and correct list of all insurance policies held by the Sellers. All such insurance policies are in full force and effect and are sufficient to comply with all requirements of applicable Law and Company Contracts.

6.21         Taxes; Tax Returns. The Sellers have timely filed with the proper Governmental Entities all Tax Returns required to be filed by the Sellers or otherwise with respect to the Business or the Transferred Assets, and all such Tax Returns are complete and correct in all respects and disclose all Taxes required to be paid. Except as set forth in Section 6.21 of the Disclosure Schedules, the Sellers have timely paid to the proper Governmental Entities all Taxes (whether or not shown on any Tax Return) that are due and payable, including any Taxes the non-payment of which has resulted or could result in a Lien on any Transferred Asset that survives the Closing or could result in Buyer becoming liable or responsible therefor. The Sellers have not deferred or delayed the payment of any Taxes under Laws promulgated in response to the COVID-19 pandemic. The Sellers have not received prepaid amounts or deferred revenues the recognition of which is (or would be in the absence of the Transaction) deferred for income tax purposes to any taxable period or portion thereof after the Closing. The Sellers have not received any outstanding notice of audit, procedure, proceeding or contest, and, to the Knowledge of Sellers, are not undergoing any audit, procedure, proceeding or contest, of Tax Returns relating to the Business or the Transferred Assets. The Sellers have never received any notice of deficiency or assessment from any taxing authority with respect to Liability for Taxes relating to the Sellers, the Business or the Transferred Assets which has not been fully paid or finally settled. The Sellers have complied in all respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and has withheld all amounts required by Law to be withheld from the wages or salaries of employees and independent contractors of the Business and are not liable for any Taxes with respect to the employees and independent contractors of the Business for failure to comply with such Laws, rules and regulations, except for such Liabilities with respect to which Buyer could not be liable after the Closing. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for (i) the filing of any income or other material Tax Return with respect to the Sellers, the Transferred Assets or the Business, (ii) the assessment or collection of any Tax by any relevant Governmental Entity with respect to the Transferred Assets or the Business or (iii) the payment of any Tax by the Sellers or otherwise with respect to the Transferred Assets or the Business. No closing agreement, private letter ruling, technical advice memoranda, advance pricing agreement, consent to an extension of time to make an election or consent to a change a method of accounting, has been requested from, entered into with or issued by any Governmental Entity with respect to the Sellers, the Transferred Assets or the Business.

6.22         No Other Representations. Except as specifically provided in Section 6.1 through Section Error! Reference source not found.1 above, the Sellers will convey the Transferred Assets to Buyer on an “As-Is, Where-Is” and “With All Faults” basis, without representations, warranties, or covenants, express or implied, of any kind or nature. Buyer hereby waives and relinquishes all rights and privileges arising out of, or with respect or in relation to, any representations, warranties, or covenants, whether express or implied, that may have been made or given, or that may have been deemed to have been made or given, by the Sellers or representatives of the Sellers, except for those expressly set forth in this Agreement. Upon the Closing, Buyer agrees to assume all risk and liability (and agrees that the Sellers will not be liable for any special, direct, indirect, consequential or other damages) resulting or arising from or relating to the ownership, use, condition, location, maintenance, repair, or operation of the Transferred Assets. None of the Sellers nor any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Sellers (including, without limitation, any relating to financial condition, results of operations, assets, or liabilities of the Sellers), except as expressly set forth in this ARTICLE VI and the Disclosure Schedule, and the Sellers hereby disclaim any such other representations or warranties.

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ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

7.1           Organization, Qualification and Authority. Buyer is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer has all necessary corporate power and authority to (a) own and operate its properties, (b) carry on its business as it is now being conducted, and (c) perform its obligations under this Agreement and the other Transaction Documents, and to undertake and carry out the transactions contemplated hereby and thereby.

7.2           Authorization, Execution and Delivery of Agreement and Transaction Documents. All necessary consents and approvals have been obtained by Buyer for the execution and delivery of this Agreement and the Transaction Documents. This Agreement has been and each of the Transaction Documents to which Buyer is a party will have been when executed, duly authorized, validly executed and delivered by Buyer to the Sellers and, assuming the due authorization, execution and delivery by the Sellers and any other party thereto, constitute or will constitute when executed legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, subject to Laws of general application relating to the rights of creditors generally and the availability of equitable remedies. Buyer has full corporate power, right and authority to acquire the Transferred Assets.

7.3           Brokers. Buyer has not engaged any agent, broker or other Person acting pursuant to the express or implied authority of Buyer that is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Transferred Assets.

7.4           No Violation of Laws or Agreements. The performance by Buyer of its obligations contemplated hereunder and the consummation by Buyer of the transactions contemplated herein will not violate (a) any Laws or any order, writ, injunction, decree, judgment, award, consent, settlement, stipulation, regulation or rule of any court or Governmental Entity to which Buyer is subject; or (b) contravene, conflict with or result in a violation of any provision of any organizational documents of Buyer; except that would not, individually or in the aggregate, materially adversely affect Buyer’s ability to consummate the transactions contemplated hereby.

7.5           Funding. Buyer has, or will have prior to Closing, sufficient funds available to pay the Closing Cash Consideration and to pay and perform the Assumed Liabilities as they come due.

7.6           Adequate Assurance. Buyer has the ability to demonstrate to the Bankruptcy Court adequate assurance of future performance under the Assumed Contracts, and shall provide financial information reasonably available to Buyer and testimony that is required by the Bankruptcy Court to demonstrate Buyer’s ability to assume, or to take an assignment of, the Assumed Contracts; provided, however, that any such financial information and related testimony and exhibits, other than information that is otherwise publicly available or is ordinarily provided by Buyer to potential contracting parties, shall be distributed subject to appropriate confidentiality arrangements and shall be filed or otherwise introduced in the Bankruptcy Court only under seal.

7.7           “As Is” Transaction. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE VI HERETO, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE TRANSFERRED ASSETS INCLUDING EXPENSES TO BE INCURRED IN CONNECTION WITH THE TRANSFERRED ASSETS, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE TRANSFERRED ASSETS OR THAT IS THE SUBJECT OF ANY OTHER LEASE OR OTHER CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY LEAED REAL PROPERTIES OR IMPROVEMENTS THAT ARE THE SUBJECT OF ANY LEASE TO BE ASSUMED BY BUYER AT THE CLOSING, THE ZONING OF ANY SUCH LEASED REAL PROPERTIES OR IMPROVEMENTS, THE VALUE OF THE TRANSFERRED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF PROPERTY, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE TRANSFERRED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE TRANSFERRED ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, BUYER ACKNOWLEDGES THAT, EXCEPT AS SET FORTH IN ARTICLE VI HERETO, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE TRANSFERRED ASSETS. BUYER WILL ACCEPT THE TRANSFERRED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.” FURTHERMORE BUYER HEREBY EXPRESSLY ACKNOWLEDGES THAT THE ASSIGNMENT AND ASSUMPTION OF THE ASSUMED CONTRACTS FORMING PART OF THE TRANSFERRED ASSETS WILL BE CONSUMMATED IN ACCORDANCE WITH, AND SUBJECT TO, THE TERMS OF THIS AGREEMENT.

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ARTICLE VIII

COVENANTS AND AGREEMENTS

8.1           Conduct of Business. From the Original APA Date until the earlier of the termination of this Agreement pursuant to Article XI and the Closing Date, the Sellers shall use commercially reasonable efforts to conduct the Business in the Ordinary Course of Business, preserve intact the Business and the Transferred Assets and maintain its rights, Contracts and Permits, keep available the services of employees and contractors and preserve their relationships with customers, manufacturers, landlords and others having business dealings with the Sellers. Without limiting the generality of the foregoing (but subject to the express limitation set forth in the immediately preceding sentence), the Sellers will not, other than with Buyer’s consent, as otherwise permitted by this Agreement, or as required by Order of the Bankruptcy Court, do any of the following:

(a)          other than in the Ordinary Course of Business, sell, dispose of, transfer, lease, mortgage, encumber, assign or license, any Transferred Asset;

(b)          other than in the Ordinary Course of Business, transfer any tangible Transferred Asset to any other location to the extent that, at the Closing, such Transferred Asset is not at a location that is not otherwise part of the Transferred Assets;

(c)          with respect to the Business, other than in the Ordinary Course of Business, acquire assets (including any inventory) from any other Person (including by merger, share exchange, joint venture or other extraordinary transaction);

(d)          except as otherwise provided or required in this Agreement, reject, terminate (other than by expiration of its term without renewal), amend or modify the terms of any of the Assumed Contracts or assign any of the Assumed Contracts, or reject, terminate, enter into or amend any other material Contract with respect to the Business of the Sellers that would affect the Transferred Assets, the Assumed Liabilities or the Employees;

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(e)          acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, in a single transaction or a series of related transactions, any Person;

(f)          sell, transfer, license, abandon, let lapse, encumber, fail to maintain or otherwise dispose of any Seller Intellectual Property;

(g)          amend or propose to amend or otherwise change any Seller’s certificate of incorporation, bylaws, certificate of formation, operating agreement or similar governing document;

(h)          fail to maintain any books and records of the Business in the Ordinary Course of Business;

(i)           cancel, compromise, settle, release or discharge any Legal Proceeding or any other material claim of the Sellers;

(j)          enter into any agreement or commitment that would subject the Sellers to any noncompetition, non-solicitation or any other material restrictions on the Sellers’ ability to conduct its Business, or that limits or restricts the use of the Seller Intellectual Property or any other Intellectual Property in which the Sellers have any interest or right;

(k)          cancel or terminate (other than by expiration of its term without renewal) the insurance coverage under the Sellers’ insurance policies;

(l)          make any change in the operation of the Sellers’ Business that would affect the Transferred Assets, the Assumed Liabilities or the Employees, including, but not limited to, taking any action that would require advance notice required by the WARN Act or any other applicable Law;

(m)         (A) increase or otherwise modify the rate or terms of compensation payable or to become payable to any of the officers or Employees of any Seller, (B) increase or otherwise modify the rate or terms of any (including entering or adopting any new) Employee Plan covering any of the officers or employees of any Seller, or (C) pay or agree to pay any retention payment, severance, change of control award, or similar payment or benefit to any of the officers or Employees of any Seller or any other Person, whether before or after the Closing;

(n)          hire or engage any new employee or consultant or terminate any Employee (other than a termination for cause);

(o)          (i) make, revoke or change any Tax election or any method of Tax accounting, (ii) settle or compromise or enter into any contractual arrangement in respect of any Tax liability, (iii) file an amended Tax Return, (iv) enter into any closing agreement relating to any Tax, (v) enter into any voluntary disclosure or similar program with respect to any Tax, (vi) agree to any extension of a statute of limitations with respect to Taxes or Tax Returns, (vii) surrender any right to claim a Tax refund or (viii) take any other action that could reasonably be expected to increase Buyer’s or the Business’ liability for Taxes after the Closing;

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(p)          change or modify any material accounting practice, policy or procedure, except as required by GAAP or applicable Law;

(q)         except as may be required in connection with the Voluntary Bankruptcy Cases, make any broad-based communication to customers of the Business;

(r)         take any action that, if taken after December 31, 2021 and prior to the Original APA Date, would require disclosure pursuant to Section 6.9 or, without limiting the generality of the foregoing, take any action outside of the Ordinary Course of Business except as expressly required by the Bankruptcy Court pursuant to the Voluntary Bankruptcy Cases; or

(s)          authorize any of, or commit, agree in writing or otherwise, to take any of, the foregoing actions.

8.2           Mutual Covenants. The parties hereto mutually covenant (and subject to the other terms of this Agreement):

(a)          Subject to the terms and conditions of this Agreement, to use their respective commercially reasonable efforts to perform their obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and shall cooperate in a commercially reasonable manner with each other party hereto and their representatives in connection with any action required to be taken as a part of their obligations hereunder. From time to time after the Closing and without further consideration, each of Buyer and the Sellers, at the request of the other, will execute and deliver such other instruments of conveyance and transfer or other instruments or documents, and take or arrange for such other actions, as may reasonably be required to effect any of the transactions contemplated by this Agreement or to provide any party hereto with the benefits intended to be conferred and conveyed by this Agreement; provided that, notwithstanding anything to the contrary in this Section 8.2(a) or any other provision of this Agreement, neither Buyer nor the Sellers shall be required to execute any document or take any action that would (b) increase the Liability or obligation of the party of whom such document or action is requested beyond that such party would have pursuant to the other provisions of this Agreement, (i) require or cause the party of whom such action or document is requested to initiate, join in or otherwise become a party to any Legal Proceeding, or (ii) cause such party to incur any material cost or expense that is not already imposed upon it by another provision of this Agreement;

(c)          from the Original APA Date to the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article XI, to cooperate with each other in determining whether filings are required to be made or consents (including any Required Consents) required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents including any Required Consents (each party hereto shall furnish to the other and to the other’s counsel all such information as may be reasonably required in order to effectuate the foregoing action), which consents shall not, in any event, include any consent the need for which is obviated by the Sale Order or otherwise by the provisions of the Bankruptcy Code; and

(d)          from the Original APA Date to the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article XI, to advise the other parties promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

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8.3           Notification of Certain Matters. From the Original APA Date and through earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article XI, the Sellers shall give prompt written notice to Buyer of: (a) a breach of any representation or warranty or covenant of the Sellers contained in this Agreement, (b) the occurrence, or failure to occur, of any event that would be reasonably likely to cause any representation or warranty of the Sellers contained in this Agreement to be untrue or inaccurate at any time prior to the Closing determined as if such representation or warranty were made at such time, (c) the occurrence of any event which has resulted or could reasonably be expected to result in a Material Adverse Effect, (d) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions, (e) any material written communication from any Governmental Entity in connection with or relating to the Transactions, and (f) the commencement of any actions, suits, investigations or proceedings relating to the Sellers, any Transferred Asset or the Business that, if pending on the Original APA Date, would have been required to have been disclosed pursuant to Section 6.4 or would have resulted in a breach of any representation contained in Section 6.3.

8.4           Access to Information. From the Original APA Date and through the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article XI, the Sellers shall fully cooperate with Buyer and shall give Buyer and its representatives (including Buyer’s accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, Contracts, Leases, equipment, employees, affairs, books, documents, records, data and other information of the Sellers to the extent relating to the Business, the Transferred Assets, the Assumed Liabilities and any other aspect of this Agreement and shall cause their respective officers, employees, agents and representatives to furnish to Buyer all available documents, records and other information (and copies thereof), to the extent relating to the Business, the Transferred Assets, the Assumed Liabilities, and any other aspect of this Agreement, in each case, as Buyer may reasonably request. Buyer and its representatives are hereby expressly authorized to contact any of the Sellers’ customers, vendors, suppliers or other persons having a commercial relationship with the Sellers in connection with the transactions contemplated hereby, provided that Buyer must provide the Sellers with reasonable advance written notice and the opportunity to be present or participate in such communications.

8.5           Public Announcement. Absent the prior written consent of the other parties, such consent to not be unreasonably withheld, delayed, or conditioned, neither the Sellers nor the Buyer shall make any press release, public announcement, securities filing, or public statement concerning this Agreement or the transactions contemplated hereby, except as and to the extent that any such party shall be required to make any such disclosure by applicable law, and then only after giving the other parties hereto an opportunity to review, if possible under the circumstances, such disclosure and consider in good faith the comments of the other parties hereto. For the avoidance of doubt, nothing herein shall be construed to prohibit or restrict any disclosure or announcement that the Sellers make in connection with the Voluntary Bankruptcy Cases.

8.6           Taxes.

(a)          The Sellers shall be responsible for all Excluded Taxes, and, for the avoidance of doubt, all Excluded Taxes shall be Excluded Liabilities. Notwithstanding the foregoing, the Sellers, on the one hand, and Buyer, on the other hand, shall each bear and pay, or cause to be paid, fifty percent of any and all stamp, documentary, sales, use, value added, goods and services, registration, property, excise, transfer or similar Taxes, charges or fees (“Transfer Taxes”) that may become payable in connection with the conveyance and transfer of the Transferred Assets to Buyer or otherwise in connection with the Transaction, and the Sellers and Buyer, as applicable will make all filings, returns, reports and forms as may be required to comply with the provisions of all applicable Law relating to Transfer Taxes. Each of Buyer and the Sellers shall, and shall cause their respective Affiliates to, use commercially reasonable efforts as reasonably requested in writing by the Sellers or the Buyer to lawfully minimize any Transfer Taxes, including by delivering the Transferred Assets through electronic delivery if such delivery does not adversely affect the condition, operability or usefulness of any Transferred Asset.

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(b)          The Sellers and Buyer shall (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (iii) provide the other with any final determination of any such audit or examination proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially).

(c)          All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a Straddle Period shall be apportioned based on the number of days of such taxable period ending on the Closing Date and the number of days of such taxable period after the Closing. The Sellers shall be liable for any such Taxes attributable to the portion of the Straddle Period ending on the Closing Date, and Buyer shall be liable for any such Taxes attributable to the portion of the Straddle Period that begins after the Closing Date.

(d)          The Sellers shall not permit to exist any Tax deficiencies (including penalties and interest) assessed against or relating to the Sellers with respect to taxable periods ending on or before, or including, the Closing Date of a character or nature that could reasonably be expected to result in liens or claims on any of the Transferred Assets or on Buyer’s title or use of the Transferred Assets following the Closing Date or that would reasonably be expected to result in any claim against Buyer and its Affiliates. For the avoidance of doubt, any such Tax deficiencies shall be subject to and resolved in accordance with the Sale Order.

(e)          The parties intend for U.S. federal and all applicable state and local income Tax purposes that any liability that is assumed by Buyer in connection with the Transaction that is attributable to deferred revenue shall not be treated as giving rise to taxable income of Buyer or its Affiliates under James M. Pierce Corp. v. Commissioner, 326 F.2d 67 (8th Cir. 1964). Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local Law), none of the parties shall take a Tax position inconsistent with this Section 8.6(e) on any Tax Return or otherwise.

(f)          Buyer and Sellers will determine whether the parties hereto and their respective Affiliates shall utilize the standard procedure or the alternate procedure set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320 with respect to wage reporting in respect of Transferred Employees, and the parties shall be obligated to utilize or cause to be utilized the relevant procedure so determined.

8.7           Employees.

(a)          Buyer is under no obligation to employ any Employee. No Employee will become an employee of Buyer unless Buyer makes that Employee a written offer of employment based on initial terms and conditions of employment established solely by Buyer and such offer is accepted. Subject to and in accordance with the provisions of this Section 8.7, Buyer may offer employment to certain of the Employees who are employed by the Sellers as of the Closing. Buyer shall hire all of the Employees of the Sellers who accept such offers made by Buyer and that meet Buyer’s requirements with respect to employee screening, background checks and other conditions to employment. Employees who accept any offers of employment made by Buyer and become either full-time or part-time employees of Buyer or one of its Affiliates, in each case, consistent with their employment status with the applicable Seller, following the Closing are herein referred to as “Transferred Employees.” The Sellers shall use reasonable best efforts to assist Buyer in securing the employment of the Employees.

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(b)          The Sellers hereby covenant and agree with Buyer that effective as of the Closing all non-competition, confidentiality, non-solicitation and other restrictive covenants granted by any Transferred Employee in favor of the Sellers shall be fully waived with respect to Buyer and its Affiliates and the Sellers release all claims it may have against such Transferred Employees and Buyer and its Affiliates with respect to employment by Buyer of such Transferred Employees and all services provided by such Transferred Employees to Purchaser and its Affiliates from and after the Closing and the Sellers hereby agrees not to sue or otherwise seek recourse against any Transferred Employee or Buyer or its Affiliates for a breach of any restrictive covenant; provided, however, the Sellers do not waive any right to assert confidentiality obligations against Transferred Employees with respect to any Excluded Assets.

(c)          On the Closing Date (immediately prior to Closing), the Sellers shall terminate the employment of all Transferred Employees in full compliance with applicable Law. The Sellers will give all notices and other information required to be given (which notices and information will be in form and substance reasonably satisfactory to Buyer) to the Transferred Employees and other Employees of the Sellers, any collective bargaining unit representing any group of employees of the Sellers, and any applicable governmental body, whether under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA, and otherwise under any other applicable law in connection with the Transaction. The Sellers will be responsible at the Sellers’ own cost and expense, to take whatever steps are necessary to pay all obligations and Liabilities, in full compliance with applicable Law, arising from or relating to the employment and termination of employment of all Transferred Employees (including under any of the Employee Plans or under any employment Contract), including, but not limited to, any and all salary, wage, benefit, bonus, the prorated amount of any bonus in respect of revenues related to any pre-Closing period, severance, retention payment, change of control award, vacation, sick leave, paid time off, insurance, or similar Liability of the Sellers allocable to services performed on or prior to the Closing (and all employment and other Taxes relating thereto) (collectively, the “Pre-Closing Compensation and Benefits Liabilities”).

(d)          (i) The Sellers shall retain and be responsible for (a) all Pre-Closing Compensation and Benefits Liabilities, (b) all Liabilities relating to the Employees and Seller Retained Service Providers (as defined below) that are not Assumed Liabilities, (c) any lawsuit, administrative charge, arbitration, proceeding, or written demand or notice pertaining to any such Liabilities or pertaining to any Transferred Employees and arising out of such Transferred Employees employment with the Sellers prior to the Closing Date, to the extent not constituting Assumed Liabilities and (ii) Buyer shall be responsible for all liabilities, obligations and claims arising out of the employment by Buyer of any Transferred Employee with respect to (1) Buyer’s employment of such Transferred Employee on and after the date of employment of such Transferred Employee with Buyer and (2) all Assumed Liabilities in respect of Transferred Employees.

(e)          Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former Employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of the Sellers or any Transferred Employees, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)          As soon as practicable following the Closing, but in no event later than 14 days after the Closing, the Sellers shall provide Buyer with the name, mailing address and date of termination for each COBRA “M&A qualified beneficiary” (as such term is defined under COBRA or applicable regulations or proposed regulations) of the Sellers who is currently receiving COBRA continuation coverage, currently has a right to elect COBRA continuation coverage or may become entitled to continuation of health coverage benefits under COBRA following the Closing.

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8.8           Post-Closing Access; Transition Services. The Parties will negotiate in good faith, prior to the Closing, a transition services agreement in form and substance reasonably acceptable to the Parties (the “Transition Services Agreement”), which will provide for the provision of services after the Closing Date, at Buyer’s sole cost (which cost shall include, without limitation, all costs of Sellers after the Closing Date related to the continued operation as debtors-in-possession and all costs after the Closing Date associated with the continuation of the Voluntary Bankruptcy Cases), by the Sellers necessary to operate the Business in substantially the same manner as currently conducted in accordance with the term set forth therein. Prior to the Closing, the Sellers shall use commercially reasonable efforts, at Buyer’s request, to cooperate with and assist Buyer in its negotiation and execution of any contract manufacturing and fulfillment agreement and/or such other similar services agreement with any third-party as may be requested by Buyer (each, a “Contract Manufacturing Agreement”), in each case at Buyer’s sole cost.

8.9           Confidentiality. The terms of the that certain Non-Disclosure Agreement, dated as of June 16, 2022, between Buyer and Winc (as amended, supplemented or restated from time to time, the “Confidentiality Agreement”) shall terminate as of the Closing Date. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect. Additionally, the Sellers acknowledge that they have had access to and the use of confidential materials and information and trade secrets concerning the Business or the Transferred Assets, and that the protection of such confidential materials and information and trade secrets is necessary to protect and preserve the value of the Business and the Transferred Assets after the Closing. After the Closing, the Sellers shall not use, for themselves or others, or disclose, divulge or convey to others, except as necessary to fulfill the Sellers’ obligations under this Agreement or the Sellers’ Transaction Documents or in connection with the administration of the Voluntary Bankruptcy Cases, any proprietary or confidential information or data related to the Business or the Transferred Assets. Confidential information and data shall include without limitation, the Trade Secrets, non-public aspects of the Seller-Owned Intellectual Property (including source code) and other proprietary or confidential matters not published or generally known in the relevant trade or industry such as and including information about prices, costs, purchasing, profits, markets, sales or customer lists, future developments or future marketing, or merchandising but shall not include any information or data (a) that is generally available to the public (other than as a result of the disclosure directly or indirectly by the Sellers or their representatives or agents), (b) that is made available to the Sellers by a third party on a non-confidential basis provided that such third party is not bound by a confidentiality agreement, or other obligation of secrecy to, with respect to such information, or (c) that is independently developed after Closing by the Sellers without reference to any confidential information protected hereunder. If the Sellers are required to disclose any information by any Governmental Entity, the Sellers, to the extent the Sellers are legally permitted to do so, shall promptly notify Buyer in writing and shall disclose only that portion of such information which the Sellers are, based on advice of outside legal counsel, legally required to disclose, provided that the Sellers shall, at Buyer’s expense, use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

8.10         No Survival of Representations and Warranties. The representations and warranties of the Sellers and Buyer contained in this Agreement shall terminate as of the Closing.

8.11         Communications and Activities with Customers and Suppliers. The parties hereto shall reasonably cooperate with each other in coordinating their communications with any customer, supplier or other contractual counterparty of the Sellers in relation to this Agreement and the Transactions contemplated hereby.

8.12         Treatment of Contracts. Notwithstanding anything contained herein to the contrary, during the pendency of the Voluntary Bankruptcy Cases, the Sellers shall not reject or transfer any Contract that is not described on Section 1.1(a)(iv) of the Disclosure Schedule without first obtaining Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, however, that in the event Buyer does not consent to such rejection within five Business Days of Sellers having sought such written consent of Buyer, such Contract shall be deemed to be an Assumed Contract for purposes of this Agreement. In the event that any of the parties to this Agreement discovers a Contract related to the Business, the Transferred Assets or the Assumed Liabilities (whether prior to, on or following the Closing) and such Contract (i) was not set forth on Section 1.1(a)(iv) of the Disclosure Schedule, (ii) is a Contract which Buyer wishes to assume the rights and obligations of, and (iii) has not been rejected by the Sellers (with Buyer’s prior written consent in compliance with the immediately preceding sentence), Buyer and the Sellers shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for Buyer or a designee of Buyer to assume the rights and obligations under such Contract as of the Closing (or, if applicable, as soon as reasonably practicable following the Closing), otherwise in accordance with Section 1.1.

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8.13         Transfer of Acquired Assets. At Buyer’s expense, the Sellers shall reasonably cooperate with Buyer after the Closing to promptly (and no later than five Business Days following the Closing) cause all Transferred Assets to be located at such Transferred Leased Property as determined by Buyer and, without limiting the generality of the foregoing, shall maintain, or caused to be maintained (and not reject), any and all Leases for Leased Real Properties that are not Transferred Leased Properties for no less than five Business Days following the Closing Date and provide Buyer, its Affiliates and their respective representatives with access to all Transferred Assets, including Tangible Personal Property, located thereon to permit Buyer, its Affiliates and their respective representatives to relocate such Transferred Assets in its discretion.

8.14         Further Transfers; Wrongfully Transferred or Retained Assets and Liabilities. Each of the Parties shall execute and deliver such further instruments of conveyance and transfer and take such additional actions as may be required or reasonably requested by the other Party to consummate the transactions contemplated hereby, at the requesting Party’s cost and expense. In the event that any of the Parties discovers after the Closing that it, or its Affiliates, is the owner of, receives or otherwise comes to possess any asset or is liable for any Liability that is allocated to any other Party in accordance with this Agreement, such Party shall, or shall cause its Affiliates to, use commercially reasonable effectors to convey such asset or Liability to the Party so entitled or obligated thereto in accordance with this Agreement (and the Party so entitled or obligated will accept such asset or assume such Liability).

ARTICLE IX

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

The obligation of Buyer under this Agreement with respect to the purchase and sale of the Transferred Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Buyer:

9.1           Accuracy of Representations and Warranties. (i) Each of the representations and warranties of the Sellers set forth in this Agreement (except for the representations and warranties in Section 6.1, Section, 6.2, Section 6.3, Section 6.6, and Section 6.17 of this Agreement) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such time (except to the extent any such representation is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) each of the representations and warranties of the Sellers set forth in Section 6.1, Section, 6.2, Section 6.3, Section 6.6, and Section 6.17 of this Agreement shall be true and correct in all respects on and as of the Closing Date as if made on and as of such time (except to the extent any such representation is expressly made as of an earlier date or time, in which case as of such earlier date or time).

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9.2           Performance of this Agreement. The Sellers shall have complied with or performed in all material respects all of the Sellers’ covenants and agreements required by this Agreement and each other Transaction Document to be performed or complied with by them on or prior to the Closing.

9.3           No Material Adverse Effect. Since the Original APA Date, there shall have been no Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4           Officer’s Certificate. The Sellers shall have delivered to Buyer a certificate, duly executed by an executive officer of the Sellers on behalf of the Sellers, certifying that the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 have been satisfied.

9.5           Transfer, Assignment and Assumption Documents. Unless such later time is agreed in writing by the parties hereto, the Sellers shall have delivered to Buyer a duly executed counterpart of the Bill of Sale(s), Trademark Assignment Agreement(s), Assignment and Assumption Agreement(s) and other transfer documents required to be delivered pursuant to Article III.

9.6           Bankruptcy Matters. The Sale Order shall have been entered by the Bankruptcy Court on or before January 17, 2023 (or such later time as is agreed in writing by Buyer in its sole and absolute discretion), and, as of the Closing Date, such Sale Order shall not have been stayed, vacated, reversed, or modified without the consent of Buyer.

9.7           Winning Bidder. Buyer shall have been deemed the Successful Bidder (as such term is defined in the Bidding Procedures Order) for the Transferred Assets at any Auction.

9.8           No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued, entered, enacted or enforced by a court or other Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Transactions illegal or (ii) otherwise prohibiting the consummation of the Transactions (each, a “Governmental Prohibition”).

9.9           Approvals. The Sellers shall have delivered to Buyer evidence of all Governmental Entity notices, filings and consents set forth on Section 6.6 of the Disclosure Schedule, in each case on terms reasonably satisfactory to Buyer.

9.10         Financing. The Final DIP Financing Order shall be a Final Order.

9.11         Accrued Compensation and Benefits. The Sellers shall have delivered to Buyer documentary evidence satisfactory to Buyer, in its sole discretion, of the satisfaction of all Pre-Closing Compensation and Benefits Liabilities.

9.12         Books and Records. The Sellers shall have delivered to Buyer all Transferred Books and Records (which Sellers may deliver by electronic delivery).

9.13         IRS Form W-9. The Sellers shall have delivered to Buyer a completed, valid and duly executed IRS Form W-9.

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9.14         Transition Services Agreement. The Parties shall have negotiated and agreed upon any Transition Services Agreement and the applicable Sellers shall have delivered to Buyer a duly executed counterpart to any Transition Services Agreement.

ARTICLE X

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

The obligation of the Sellers under this Agreement with respect to the purchase and sale of the Transferred Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by the Sellers:

10.1         Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the consummation of the Transactions or the ability of Buyer to fully perform its covenants and obligations pursuant to this Agreement.

10.2         Performance of this Agreement. Buyer shall have complied with or performed in all material respects all of Buyer’s covenants and agreements required by this Agreement and each other Transaction Document to be performed or complied with by it on or prior to the Closing.

10.3         Officer’s Certificate. Buyer shall have delivered to the Sellers a certificate, duly executed by an executive officer of Buyer on behalf of Buyer, certifying that the conditions set forth in Section 10.1 and Section 10.2 have been satisfied.

10.4         Transfer, Assignment and Assumption Documents. Unless such later time is agreed in writing by the parties hereto, Buyer shall have delivered to the Sellers a duly executed counterpart to the Bill of Sale(s), Trademark Assignment Agreement(s), Assignment and Assumption Agreement(s) and other transfer documents required to be delivered pursuant to Article III.

10.5         No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued, entered, enacted or enforced by a court or other Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity of competent jurisdiction shall be in effect which would have the effect of a Governmental Prohibition.

10.6         Bankruptcy Matters. The Sale Order shall have been entered by the Bankruptcy Court.

10.7         Winning Bidder. Buyer shall have been deemed the Successful Bidder (as such term is defined in the Bidding Procedures Order) for the Transferred Assets at any Auction.

10.8         Transition Services Agreement. The Parties shall have negotiated and agreed upon any Transition Services Agreement and Buyer shall have delivered to the applicable Sellers a duly executed counterpart to any Transition Services Agreement.

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ARTICLE XI

TERMINATION

11.1         Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a)	by mutual written consent of the Sellers and Buyer;

(b)	by Buyer, if any of the deadlines set forth in Section 2.2 are not met or satisfied;

(c)          unless Buyer is designated as the Next-Highest Bidder, by Buyer or the Sellers (by written notice given to the other party hereto) if the Bankruptcy Court enters an order approving the sale of the Transferred Assets to an Alternative Purchaser;

(d)          by Buyer, if (i) the Sellers are in breach of any representation, warranty, covenant or agreement on the part of the Sellers set forth in this Agreement such that the conditions set forth in Article IX would not be satisfied, and such breach is not cured, or is incapable of being cured, by the fifteenth (15th) Business Day after receipt of written notice by Buyer to the Sellers of such breach; provided, that Buyer is not then in material breach of this Agreement so as to cause any of the conditions set forth in Article X not to be satisfied or (ii) the condition set forth in Section 9.14 is not satisfied by the Outside Date;

(e)          by the Sellers, if (i) Buyer is in breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement such that the conditions set forth in Article X would not be satisfied, and such breach is not cured, or is incapable of being cured, by the fifteenth (15th) Business Day after receipt of written notice by the Sellers to Buyer of such breach; provided, that the Sellers are not then in material breach of this Agreement so as to cause any of the conditions set forth in Article IX not to be satisfied or (ii) the condition set forth in Section 10.8 is not satisfied by the Outside Date; or

(f)          by the Sellers or Buyer if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(f) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Parties to consummate the Closing by the Outside Date.

11.2         Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except that (a) Section 2.5, Section 8.9, this Section 11.2 and Section 12.2 shall survive any such termination, and (b) nothing herein shall relieve any Party from liability for any Willful and material breach of this Agreement occurring prior to such termination that is uncured at the time of such termination; provided, however, that Section 2.5 shall not survive termination of this Agreement pursuant to Section 11.1(e) or clause (ii) of Section 11.1(d) and no Break-Up Fee or Expense Reimbursement shall be payable in the event of termination of this Agreement pursuant to Section 11.1(e) or clause (ii) of Section 11.1(d). For the purposes of this Section 11.2, “Willful” means that the breaching Party took an action or failed to take an action and knew, or reasonably should have known, that the undertaking of such action or the failure to take an action would, or would reasonably be expected, to cause a breach of this Agreement by such breaching Party.

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ARTICLE XII

MISCELLANEOUS

12.1         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

If to the Sellers:

Winc, Inc.

1751 Berkeley Street, Studio 3

Santa Monica, CA 90404

Attn: Mr. Brian Smith

Email: Brian@winc.com

with a copy to (which shall not constitute notice):

Young Conaway Stargatt & Taylor, LLP

1000 North King Street

Wilmington, DE 19801

Attention: Craig Grear; Matthew Lunn

Email: cgrear@ycst.com; mlunn@ycst.com

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If to Buyer:

Project Crush Acquisition Corp LLC

927 Santa Fe Avenue,

Los Angeles, CA 90021

Attn: Mark T. Lynn, Chief Executive Officer

Email: mark@amass.com

with a copy to (which shall not constitute notice):

Cooley LLP

1333 2nd Street

Suite 400

Santa Monica, CA 90401

Attention: Matt Hallinan; Erin Kirchner; Matt Silverman; Eric Walker

Email: mhallinan@cooley.com; ekirchner@cooley.com; msilverman@cooley.com;

ewalker@cooley.com

12.2         Expenses. Except for the Break-Up Fee, Expense Reimbursement, Transfer Taxes or as otherwise provided in the DIP Facility, if applicable, each party shall bear its own expenses and costs, including the fees and expenses of any attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

12.3         Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without application of principles of conflict of laws). In connection with any controversy arising out of or related to this Agreement, the Sellers and Buyer hereby irrevocably consent to the exclusive jurisdiction of the Bankruptcy Court, or if, and only if, the Voluntary Bankruptcy Cases have not yet been filed or have been closed, the state or federal courts located in the State of Delaware. The Sellers and Buyer each irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts.

12.4         Assignment. This Agreement binds and benefits the parties and their respective successors and assignees. No party hereto shall have the right to freely assign any of its rights or delegate performance of any of its obligations under this Agreement, without the prior written consent of the other parties, except that Buyer may assign any of its rights, delegate the right to receive any Transferred Assets, and delegate performance of any of its obligations under this Agreement (i) to any Affiliate of Buyer, or (ii) in connection with a business combination transaction, provided that no such assignment or delegation will relieve Buyer from any of its obligations hereunder.

12.5         Successors and Assigns. Subject to Section 12.4, all agreements made and entered into in connection with this Transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

12.6         Amendments; Waivers. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

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12.7         Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules which are hereby incorporated by reference into and made a part of this Agreement for all purposes) merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

12.8         Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile or PDF signatures shall be deemed original signatures.

12.9         Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any Person.

12.10        Section Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

12.11        Interpretation. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter. Unless the context of this Agreement clearly requires otherwise, (a) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (b) “including” has the inclusive meaning frequently identified with the phrase “including, but not limited to”, and (c) references to “hereof,” “hereunder” or “herein” or words of similar import relate to this Agreement.

12.12        Third Parties. Nothing herein, expressed or implied, is intended to or shall confer on any Person other than the parties hereto any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

12.13        Specific Performance. Buyer and the Sellers agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Bankruptcy Court without proof of actual damages or otherwise (and, to the fullest extent permitted by Law, each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

12.14        [Intentionally Omitted].

12.15        Definitions. For purposes of this Agreement, the term:

(a)          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

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(b)	“Agreement” has the meaning set forth in the preamble.

(c)         “Alcohol Laws” means all laws and regulations, both foreign and domestic, as applicable related to the taxation, manufacture, import, purchase, distribution, bottling, packaging, labeling, marketing and sale of alcohol or alcoholic beverages, including by the Alcohol and Tobacco Tax and Trade Bureau, United States Department of Treasury and individual country, state, county, city and other jurisdictional alcohol regulatory bodies and taxing authorities.

(d)          “Allocation Statement” has the meaning set forth in Section 4.2.

(e)          “Assignment and Assumption Agreement” has the meaning set forth in Section 3.1.

(f)          “Assumed Contracts” has the meaning set forth in Section 1.1(a)(iv).

(g)          “Assumed Liabilities” has the meaning set forth in Section 1.1(c).

(h)          “Avoidance Claims” has the meaning set forth in Section 1.1(a)(xiv).

(i)          “Bankruptcy Code” has the meaning set forth in the recitals.

(j)          “Bankruptcy Court” has the meaning set forth in the recitals.

(k)          “Bid Deadline” has the meaning set forth in Section 2.2(f).

(l)          “Bidding Procedures” means those Bidding Procedures attached as Exhibit 1 to the Bidding Procedures Order.

(m)          “Bidding Procedures Order” means the entry of an order approving the Bidding Procedures in the form of that proposed order (I) (A) Approving Certain Bidding Procedures and the Form and Manner of Notice Thereof, (B) Scheduling an Auction and a Hearing on the Approval of the Sale of All or Substantially All of the Debtors’ Assets, (C) Establishing Certain Assumption and Assignment Procedures and Approving Manner of Notice Thereof, and (D) Scheduling a Hearing to Approve Assumption and Assignment of the Assumed Contracts; and (II) Granting Related Relief filed with the Bankruptcy Court on December 7, 2022, or otherwise in form and substance acceptable to Buyer in its sole and absolute discretion.

(n)          “Bill of Sale” has the meaning set forth in Section 3.1.

(o)          “Break-Up Fee” has the meaning set forth in Section 2.5.

(p)          “Business” has the meaning set forth in the recitals.

(q)          “Business Day” means any day on which banks are not required or authorized to close in the City of San Francisco, California.

(r)          “Buyer” has the meaning set forth in the preamble.

(s)          “BWSC” has the meaning set forth in the preamble.

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(t)          “Claim” has the meaning under section 101(5) of the Bankruptcy Code.

(u)          “Closing” has the meaning set forth in Section 5.1.

(v)         “Closing Cash Consideration” has the meaning set forth in Section 4.1.

(w)          “Closing Date” has the meaning set forth in Section 5.1.

(x)          “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

(y)          “Company Contracts” has the meaning set forth in Section 6.10(a).

(z)          “Confidentiality Agreement” has the meaning set forth in Section 8.9.

(aa)         “Consideration” has the meaning set forth in Section 4.1.

(bb)         “Contract” means any agreement, contract, note, mortgage, bond, indenture, lease, benefit plan or other instrument whether written or oral.

(cc)         “Contract Manufacturing Agreement” has the meaning set forth in Section 8.8.

(dd)         “Contributors” has the meaning set forth in Section 6.12(d).

(ee)         “Copyrights” has the meaning set forth in Section 12.15(ggg).

(ff)         “Cure Costs” means all amounts that must be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption or assignment of the Assumed Contracts to Buyer as provided herein and in the Sale Order.

(gg)         “Data Room” means the online data room hosted on behalf of the Sellers by Datasite in connection with the Transactions.

(hh)         “Disputed Contract” has the meaning set forth in Section 1.2(d).

(ii)         “Disputed Contract Order” has the meaning set forth in Section 1.2(d).

(jj)         “DIP Facility” has the meaning set forth in the Interim DIP Financing Order or Final DIP Financing Order, as applicable.

(kk)         “Disclosure Schedule” has the meaning set forth in Article VI.

(ll)         “Domain Names” has the meaning set forth in Section 12.15(ggg).

(mm)        “Employee” means, as of the applicable time of determination, any Person employed by any Seller or any of its Subsidiaries.

(nn)         “Employee Plan” means (i) any employee benefit plan (within the meaning of Section 3(3) of ERISA), (ii) any retirement, welfare benefit, bonus, incentive, supplemental retirement, deferred compensation, retiree welfare, life insurance, performance award, severance, Code Section 125 flexible benefit or vacation or other paid time-off plan, program or agreement and (iii) any individual employment, retention, termination, change of control, stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, stock appreciation right, severance or other similar contract or agreement, in each case, pursuant to which the Sellers or their Affiliates are a party or with respect to the Sellers or their Affiliates have any obligation or liability or which are maintained, contributed to or sponsored by Winc or any Affiliate with respect to, or for the benefit of any Employee or beneficiary thereof.

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(oo)         “Environmental Laws” has the meaning set forth in Section 6.14(a).

(pp)         “ERISA” means the federal Employee Retirement Income Security Act of 1977, as amended.

(qq)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(rr)         “Excluded Assets” has the meaning set forth in Section 1.1(b).

(ss)         “Excluded Contracts” has the meaning set forth in Section 1.1(b)(iv).

(tt)         “Excluded Liabilities” has the meaning set forth in Section 1.1(d).

(uu)         “Excluded Taxes” shall mean any (i) Taxes of the Sellers (or any member, stockholder or Affiliate of the Sellers), or for which the Sellers (or any member, stockholder or Affiliate of the Sellers) may be liable, for any taxable period; (ii) to the extent not included in the preceding clause (i), Taxes related to any Excluded Asset or any Liability that is not an Assumed Liability, in each case, for any taxable period; (iii) Taxes relating to the Business, the Transferred Employees, the Transferred Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (iv) other Taxes of the Sellers (or any member, stockholders or Affiliate of the Sellers) of any kind or description (including any Liability for Taxes of the Sellers (or any member, stockholder or Affiliate of the Sellers) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Contract or Law or otherwise); (v) Tax of another Person that the Sellers are liable (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law) as a result of being a member of an affiliated, consolidated, combined or unitary group on or before the Closing Date (including under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or non-U.S. Law) or as a transferee or successor, by Contract or by operation of Law, (vi) Taxes imposed on Buyer as a result of the application of or any failure to comply with any bulk sales Laws and other similar Laws in any applicable jurisdiction in respect of the Transaction and (vii) 50% of all Transfer Taxes, pursuant to Section 8.6(a).

(vv)         “Expense Reimbursement” has the meaning set forth in Section 2.5.

(ww)       “Final DIP Financing Order” means a Final Order of the Bankruptcy Court approving the DIP Facility (as defined in the Interim DIP Financing Order), in form and substance acceptable to the DIP Lender (as defined in the Interim DIP Financing Order) in its sole and absolute discretion.

(xx)         “Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, that is in full force and effect, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, request for reargument or further review or rehearing, or file a motion for stay, modification, or amendment has expired and no appeal, petition for certiorari, request for reargument or further review or rehearing, or motion for stay, modification, or amendment has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari, request for reargument or further review or rehearing, or motion for stay, modification or amendment that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari, request for reargument or further review or rehearing, or motion for stay, modification, or amendment has been or can be taken or granted.

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(yy)         “Finished Goods Inventory” means all finished case goods of wine or distilled spirits products, ready-to-drink or premix products and related products used or held for use in the Business.

(zz)         “GAAP” has the meaning set forth in Section 6.8(a).

(aaa)        “Gift Cards” means any and all certificates (including gift, credit, and discount certificates), cards (including pre-paid cards and gift cards), coupons, vouchers, credits (including restaurant, store, and merchant credits) representing or entitling (or purporting to entitle) the holder or recipient thereof to any discount or value (whether cash or credit or otherwise), including any discount, credit, or the like for goods or services (including food or beverages), in any form whatsoever, including paper, card, or other physical form, log-entry, electronic or virtual, or otherwise, and including any similar or related card, credit, certificate, coupon, voucher, or other value, right, or benefit.

(bbb)        “Gift Card Obligations” means, as of any date, the aggregate amount Gift Cards outstanding as of such date for which the Sellers have previously received cash payment; provided, that, for the avoidance of doubt, such “Gift Card Obligations” shall not include any Gift Cards that are subject to escheatment obligations that are due as of the Closing Date, but not paid or remitted.

(ccc)        “Governmental Entity” means any supranational, national, state, provincial, municipal, local or foreign government or any instrumentality, subdivision, court, administrative agency or commission or other authority thereof.

(ddd)        “Governmental Prohibition” has the meaning set forth in Section 9.8.

(eee)        “Hazardous Substance” means (i) any petroleum or petroleum product, flammable explosive, radioactive material, medical waste, radon, asbestos or asbestos-containing material or polychlorinated biphenyls (PCBs); and (ii) any element, compound, substance, waste or other material that is regulated under any Environmental Law or is defined as, or included in the definition of, or deemed by or pursuant to any Environmental Law or by any Governmental Entity to be “hazardous,” “toxic,” a “contaminant,” “waste,” a “pollutant,” “hazardous substance,” “hazardous waste,” “restricted hazardous waste,” “hazardous material,” “extremely hazardous waste,” a “toxic substance,” a “toxic pollutant” or words with similar meaning, including any element, compound, substance, waste or other material that is regulated under the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection Laws, each as amended.

(fff)         “Intellectual Property” means all Intellectual Property Rights.

(ggg)      “Intellectual Property Rights” means all intellectual property and industrial property rights, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether domestic and foreign, federal, state or provincial, and whether registered or unregistered, including any and all rights in and to: (i) patents and patent applications, and all patents issuing thereon, including without limitation utility, model, industrial design and design patents and certificates of invention, together with all reissue patents, patents of addition, divisionals, provisional applications, renewals, continuations, continuations-in-part, substitutions, additions, extensions, confirmations, re-examinations, and all foreign counterparts of the forgoing, as well as any applications claiming priority to any of the foregoing, and all inventions and improvements disclosed therein (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, commercial symbols, corporate names, design rights and other similar designations of source, sponsorship, association or origin, and all registrations, applications, and goodwill associated therewith (collectively, “Trademarks”); (iii) copyrights and all works of authorship or expression, whether or not registered or copyrightable, including copyrights, author, performer, moral and neighboring rights, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (iv) software, including without limitation computer programs, operating systems, applications, software, firmware, tools, data files, databases, graphics, schematics, interfaces, architecture, file formats, routines, algorithms, and any and all specifications and documentation (including training and user manuals) related thereto and all copyrights therein (“Software”); (v) domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, unique phone numbers, registrations for any of the foregoing and any and all other similar rights and items (“Domain Names”); (vi) confidential and proprietary information, including without limitation, trade secrets, know-how, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production, processes, techniques, designs, specifications, and blueprints (collectively, “Trade Secrets”); (vii) rights of personality, publicity, and privacy, (viii) all other intellectual property and proprietary rights in any form or medium known or later devised; and (ix) all goodwill, rights of priority and protection of interests therein, and rights to sue for, collect and recover damages, profits, restitution and any other remedy in connection with any past, present and future infringement, misappropriation, dilution, misuse, breach, default or other violation associated with any of the foregoing.

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(hhh)        “Interim DIP Financing Order” means the Interim Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Superpriority Administrative Expense Claims, (D) Granting Adequate Protection to the Prepetition Lender, and (E) Modifying the Automatic Stay, and (F) Granting Related Relief, entered by the Bankruptcy Court on December 7, 2022.

(iii)          “Inventory” has the meaning set forth in Section 1.1(a)(ii).

(jjj)          “IP Licenses” means all Contracts pursuant to which the Sellers have (i) acquired or received a license or other rights in (including usage rights) or to any Intellectual Property of a third-party; or (ii) licensed, granted or transferred the right to use any Seller-Owned Intellectual Property to any Person.

(kkk)       “IRS” means the United States Internal Revenue Service.

(lll)          “Knowledge” means, with respect to the Sellers, the actual knowledge of Tyler Stahl, Brian Smith, Erin Green, Carol Brault and Jai Dolwani (the “Knowledge Persons”) or the knowledge that the Knowledge Persons would have obtained after making reasonable inquiry of their direct reports with operational responsibility for the particular matter in question.

(mmm)    “Law” means any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity.

(nnn)      “Lease” means all leases of real property or personal property.

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(ooo)      “Leased Real Properties” has the meaning set forth in Section 6.5(b).

(ppp)      “Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(qqq)      “Liability” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

(rrr)         “Licensed Intellectual Property” means all Intellectual Property: (i) in which the Sellers (a) hold any license, rights or interests granted by other Persons, or (b) purport to hold any such license, rights or interests, in each case that is used or held for use in the conduct of the Business; or (b) the rights to which do not constitute Seller-Owned Intellectual Property Rights, but are otherwise used or held for use by the Sellers in the conduct of the Business.

(sss)       “Lien” means any mortgage, lien, claim, pledge, charge, security interest or encumbrance of any kind.

(ttt)         “Lost Poet” has the meaning set forth in the preamble.

(uuu)      “Material Adverse Effect” means any event, circumstance, change in or effect on the Business that is, or would reasonably be expected to have a material adverse effect on (i) the Transferred Assets or the Business, in each case taken as a whole, or (ii) the ability of Buyer to own or use the Transferred Assets or operate the Business after the Closing; provided, however, that none of the following events, effects, occurrences, developments, state of circumstances, changes, facts or conditions shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or to be taken into account in determining whether there has or will be a Material Adverse Effect: (a) changes or effects in business, economic, social, political, Tax, regulatory or legal conditions or financial markets generally or within the United States; (b) changes in GAAP, (c) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification or reduction or cessation of any war (whether or not declared), sabotage, armed hostilities or acts of terrorism, (d) earthquakes, hurricanes or other natural disasters, (e) any epidemics, pandemics, disease outbreaks, or other public health emergencies, including the COVID-19 pandemic, (f) changes or effects that relate to any failure by the Sellers to meet internal projections or forecasts for any period (including with respect to the Transferred Assets or the Business), (g) changes or effects that arise out of or are attributable to the negotiation, execution, public announcement or performance of this Agreement, (h) actions or omissions taken or not taken by or on behalf of the Sellers in compliance with the Bankruptcy Code or an order from the Bankruptcy Court, (i) the fact that the Sellers will be operating as a debtor-in-possession under the Bankruptcy Code, (j) changes in in applicable Laws after the Original APA Date, or (k) any actions taken by the Sellers as expressly required by this Agreement or with Buyer’s consent; provided, that with respect to clauses (a) and (b), such changes may be taken into account only to the extent they have a disproportionate impact on the Business and the Sellers relative to other companies operating in the same industry; provided, further, that with respect to clause (f), the underlying cause for any such failure or change may be taken into account in determining whether there has or will be Material Adverse Effect to the extent not otherwise excluded by another clause of the first proviso of this section.

(vvv)      “Open Source Material” means any software or other materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the software industry), including software code or other materials that are licensed under any of the following open source licenses or licenses similar to the following: (i) GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), or Affero General Public License (AGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License; (ix) Creative Commons License; or (ix) any other licenses identified by the Open Source Initiative as “open source licenses” (such licenses or agreements are collectively, “Open Source Licenses”).

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(www)    “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Sellers’ Business, as conducted by the Sellers consistent with past custom and practice (including with respect to quantity and frequency) prior to the date of the commencement of the Voluntary Bankruptcy Cases, but in all instances subject to any limitations imposed on the Sellers by virtue of operation as a debtor-in-possession under the Bankruptcy Code; provided, that in no event shall “Ordinary Course of Business” include any breach of Law or Contract (other than any breach occurring as a result of the filing of the Voluntary Bankruptcy Cases), or violation of any Permit.

(xxx)        “Original APA” has the meaning set forth in the recitals.

(yyy)      “Original APA Date” has the meaning set forth in the recitals.

(zzz)        “Outside Date” means January 20, 2023.

(aaaa)     “Patent” has the meaning set forth in Section 12.15(ggg).

(bbbb)    “Permit” means any license, permit, franchise, approval, authorization, registration, certification, accreditation and consent of any Governmental Entity.

(cccc)     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(dddd)    “Personal Data” means any information processed, collected, created or otherwise used or disclosed by the Sellers in connection with the Business (or any third party on behalf of the Sellers) that relating to an identifiable natural person, including, without limitation: (a) a natural person’s first and last name, in combination with a (i) social security number or tax identification number, (ii) credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords, or (iii) health information; and (b) any information pertaining to an individual that is regulated or protected by one or more laws, ordinances, rules, regulations, orders, or directives.

(eeee)     “Petition Date” has the meaning set forth in the recitals.

(ffff)        “Pre-Closing Compensation and Benefits Liabilities” has the meaning set forth in Section 8.7(c).

(gggg)    “Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date, and the portion of any Straddle Period that ends on the Closing Date.

(hhhh)    “Privacy and Security Requirements” has the meaning set forth in Section 6.12(r).

(iiii)         “Privacy Policies” has the meaning set forth in Section 6.12(r).

(jjjj)         “Purchase Price” has the meaning set forth in Section 4.1.

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(kkkk)     “Qualified Bid” has the meaning set forth in the Bidding Procedures.

(llll)         “Raw Materials Inventory” has the meaning set forth in Section 6.19(a).

(mmmm) “Registered Intellectual Property” has the meaning set forth in Section 6.12(a).

(nnnn)    “Registered Intellectual Property Assignment Agreement” has the meaning set forth in Section 3.1.

(oooo)    “Release” and “Removal” as used herein shall have the same meaning and definition as set forth in paragraphs (22) and (23), respectively, of Title 42 U.S.C. Section 9601 and any applicable Environmental Law.

(pppp)   “Required Consents” has the meaning set forth in Section 1.2(c).

(qqqq)    “Sale Hearing” has the meaning set forth in the Bidding Procedures.

(rrrr)        “Sale Motion” means the motion to be filed with the Bankruptcy Court by the Sellers in accordance with Section 2.2 seeking (i) approval of the terms and conditions of the Transaction Documents, and (ii) authorization for (A) the sale of the Transferred Assets and pursuant to Section 363 of the Bankruptcy Code and (B) the assumption and assignment of the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code, free and clear of all Liens.

(ssss)     “Sale Order” means an order of the Bankruptcy Court in a form acceptable to Buyer in its sole and absolute discretion), which shall, among other things, comply with Section 2.3(a).

(tttt)        “Schedule Delivery Date” means the date on or before December 22, 2022, on which the Sellers have delivered the agreed Disclosure Schedule to Buyer.

(uuuu)    “SEC” means the U.S. Securities and Exchange Commission.

(vvvv)    “Securities Act” means the Securities Act of 1933, as amended.

(wwww)  “Seller Products” has the meaning set forth in Section 6.19(b).

(xxxx)      “Seller Retained Service Provider” has the meaning set forth in Section 8.7(f).

(yyyy)      “Seller SEC Reports” means all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by the Sellers with the SEC since December 31, 2021, including all exhibits to the foregoing.

(zzzz)      “Sellers” has the meaning set forth in the preamble.

(aaaaa)    “Seller Intellectual Property” means all Intellectual Property used or held for use by the Sellers in connection with the Business as currently conducted, including all Seller-Owned Intellectual Property and Licensed Intellectual Property.

(bbbbb)   “Seller-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by or proprietary to the Sellers, including without limitation all (i) Registered Intellectual Property and (ii) Seller-Owned Intellectual Property Rights, including the Seller- Owned Software.

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(ccccc)   “Seller-Owned Software” means all proprietary Software owned or developed by or on behalf of the Sellers.

(ddddd)  “Significant Distributors” has the meaning set forth in Section 6.11(a).

(eeeee)    “Significant Suppliers” has the meaning set forth in Section 6.11(b).

(fffff)      “Software” has the meaning set forth in Section 12.15(ggg).

(ggggg)  “Straddle Period” shall mean any taxable period that begins on or before and ends after the Closing Date.

(hhhhh)  “Subsidiary” of any Person means any corporation or other form of legal entity an amount of the outstanding voting securities of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person.

(iiiii)      “Subscription Obligations” means obligations in respect of customer credits redeemable for Seller Products arising out of monthly fees paid by participants in the Business’ direct to consumer programs; provided, that, for the avoidance of doubt, such “Subscription Obligations” shall not include any amounts that are subject to escheatment as of the Closing Date.

(jjjjj)        “Tangible Personal Property” has the meaning set forth in Section 1.1(a)(ii).

(kkkkk)   “Tax” means (i) all federal, state, local, foreign or other taxes of any kind whatsoever and any similar fees, assessments or charges (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any tax authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, severance, excise, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, unclaimed property, escheatment or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; and (ii) any Liability for the payment of amounts described in clause (i) as a result of being a successor, a transferee or a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing, indemnity or similar agreement or other Contract or arrangement.

(lllll)        “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement or other document relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment thereto or amendment thereof.

(mmmmm)  “Third-Party Sale” has the meaning set forth in Section 2.5.

(nnnnn)     “Trade Secrets” has the meaning set forth in Section 12.15(ggg).

(ooooo)     “Trademark Assignment Agreement” has the meaning set forth in Section 3.1.

(ppppp)     “Trademarks” has the meaning set forth in Section 12.15(ggg).

(qqqqq)     “Transaction” has the meaning set forth in the recitals.

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(rrrrr)           “Transaction Documents” means this Agreement and all other agreements, documents and instruments executed in connection herewith or required to be executed or delivered by the Sellers in accordance with the provisions of this Agreement.

(sssss)       “Transfer Taxes” has the meaning set forth in Section 8.6(a).

(ttttt)          “Transferred Assets” has the meaning set forth in Section 1.1(a).

(uuuuu)      “Transferred Books and Records” has the meaning set forth in Section 1.1(a)(x).

(vvvvv)      “Transferred Chapter 5 Claim” has the meaning set forth in Section 1.1(a)(xiv).

(wwwww)   “Transferred Employees” has the meaning set forth in Section 8.7(a).

(xxxxx)      “Transferred Leased Properties” means all Leased Real Properties subject to Leases included in the Assumed Contracts.

(yyyyy)     “Underground Storage Tank” means any one or combination of tanks, including appurtenant pipes, lines, fixtures and other related equipment, used to contain an accumulation of Hazardous Substances, the volume of which, including the volume of the appurtenant pipes, lines, fixtures and other related equipment, is 10% or more below the ground.

(zzzzz)         “Unsellable Inventory” has the meaning set forth in Section 6.19(a).

(aaaaaa)     “Voluntary Bankruptcy Cases” has the meaning set forth in the recitals.

(bbbbbb)   “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local, and foreign Law relating to plant closings, relocations, mass layoffs, and employment losses.

(cccccc)     “Websites” has the meaning set forth in Section 1.1(a)(vi).

(dddddd)    “Willful” has the meaning set forth in Section 11.2.

(eeeeee)      “Winc” has the meaning set forth in the preamble.

[The next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have caused their respective authorized officers to duly execute this Amended and Restated Asset Purchase Agreement as of the day and year first written above.

PROJECT CRUSH ACQUISITION CORP LLC

By:	AMASS Brands Inc, its sole member

By:	/s/ Mark T. Lynn
Name:	Mark T. Lynn
Title:	Chief Executive Officer

WINC, INC

By:	/s/ Carol Brault
Name:	Carol Brault
Title:	CFO

WINC LOST POET, LLC

By:	/s/ Carol Brault
Name:	Carol Brault
Title:	CFO

BWSC, LLC

By:	/s/ Carol Brault
Name:	Carol Brault
Title:	CFO